Filed pursuant to Rule 424(b)(2)
Registration Statement No. 333-172648

PROSPECTUS SUPPLEMENT

(To Prospectus Dated July 7, 2011)

The Export-Import Bank of Korea

(A statutory juridical entity established under The Export-Import Bank of Korea Act of 1969, as amended, in the Republic of Korea)

US$1,250,000,000 4% Notes due 2017

US$1,000,000,000 5% Notes due 2022

Our US$1,250,000,000 aggregate principal amount of notes due 2017 (the “2017 Notes”) will bear interest at a rate of 4% per annum and our US$1,000,000,000 aggregate principal amount of notes due 2022 (the “2022 Notes”, and together with the 2017 Notes, the “Notes”) will bear interest at a rate of 5% per annum. The first interest payment on the 2017 Notes will be made on July 11, 2012 in respect of the period from (and including) January 11, 2012 to (but excluding) July 11, 2012, and thereafter, interest on the 2017 Notes will be paid semi-annually in arrears on January 11 and July 11 of each year. The first interest payment on the 2022 Notes will be made on April 11, 2012 in respect of the period from (and including) January 11, 2012 to (but excluding) April 11, 2012, and thereafter, interest on the 2022 Notes will be paid semi-annually in arrears on April 11 and October 11 of each year. The 2017 Notes will mature on January 11, 2017 and the 2022 Notes will mature on April 11, 2022.

The Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, as depositary.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2017 Note	Total		Per 2022 Note	Total
Public offering price	99.807%	US$	1,247,587,500	99.627%	US$	996,270,000
Underwriting discounts	0.300%	US$	3,750,000	0.300%	US$	3,000,000
Proceeds to us, before expenses	99.507%	US$	1,243,837,500	99.327%	US$	993,270,000

In addition to the initial public offering price, you will have to pay for accrued interest, if any, from and including January 11, 2012.

We have applied to the Singapore Exchange Securities Trading Limited (the “SGX-ST”) for the listing and quotation of the Notes. There can be no assurance that such listing will be obtained for the Notes. The SGX-ST assumes no responsibility for the correctness of any statements made, opinions expressed or reports contained herein. Approval in-principle from, admission of the Notes to the Official List of, and the quotation of any Notes on, the SGX-ST are not to be taken as an indication of the merits of the issuer or the Notes.

The underwriters expect to deliver the Notes to investors through the book-entry facilities of The Depository Trust Company on or about January 11, 2012.

Joint Bookrunners and Lead Managers

BofA Merrill Lynch	BNP PARIBAS	Citigroup
Deutsche Bank	HSBC	The Royal Bank of Scotland

Lead Managers

Daewoo Securities	US Bancorp

Prospectus Supplement Dated January 4, 2012

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

CERTAIN DEFINED TERMS

All references to “we” or “us” mean The Export-Import Bank of Korea. All references to “Korea” or the “Republic” contained in this prospectus supplement mean The Republic of Korea. All references to the “Government” mean the government of Korea. References to “(Won)” or “Won” are to the lawful currency of Korea and “US$” or “U.S. dollars” are to the lawful currency of the United States. Terms used but not defined in this prospectus supplement shall have the same meanings given to them in the accompanying prospectus.

In this prospectus supplement and the accompanying prospectus, where information has been provided in units of thousands, millions or billions, such amounts have been rounded up or down. Accordingly, actual numbers may differ from those contained herein due to rounding. Any discrepancy between the stated total amount and the actual sum of the itemized amounts listed in a table, is due to rounding.

Our principal financial statements are our non-consolidated financial statements. Unless specified otherwise, our financial and other information is presented on a non-consolidated basis and does not include such information with respect to our subsidiaries.

ADDITIONAL INFORMATION

The information in this prospectus supplement is in addition to the information contained in our accompanying prospectus dated July 7, 2011. The accompanying prospectus contains information regarding ourselves and Korea, as well as a description of some terms of the Notes. You can find further information regarding us, Korea, and the Notes in registration statement no. 333-172648, as amended, relating to our debt securities, with or without warrants, and guarantees, which is on file with the U.S. Securities and Exchange Commission.

WE ARE RESPONSIBLE FOR THE ACCURACY OF THE INFORMATION IN THIS DOCUMENT

We are responsible for the accuracy of the information in this document and confirm that to the best of our knowledge we have included all facts that should be included not to mislead potential investors. The address of our registered office is 16-1, Youido-dong, Youngdeungpo-gu, Seoul 150-996, The Republic of Korea. The SGX-ST assumes no responsibility for the contents of this prospectus supplement and the accompanying prospectus, and makes no representation as to liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus. Approval in-principle from, admission of the Notes to the Official List of, and the quotation of any Notes on, the SGX-ST are not to be taken as an indication of the merits of the issuer or the Notes.

NOT AN OFFER IF PROHIBITED BY LAW

The distribution of this prospectus supplement and the accompanying prospectus, and the offer of the Notes, may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer and it is prohibited to use them to make an offer, in any state or country which prohibits the offering.

The Notes may not be offered or sold in Korea, directly or indirectly, or to any resident of Korea, except as permitted by Korean law. For more information, see “Underwriting—Foreign Selling Restrictions.”

INFORMATION PRESENTED ACCURATE AS OF DATE OF DOCUMENT

This prospectus supplement and the accompanying prospectus are the only documents on which you should rely for information about the offering. This prospectus supplement may only be used for the purposes for which it has been published. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of each document.

SUMMARY OF THE OFFERING

This summary highlights selected information from this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. To understand the terms of our Notes, you should carefully read this prospectus supplement and the accompanying prospectus.

The Notes

We are offering US$1,250,000,000 aggregate principal amount of 4% notes due January 11, 2017 (the “2017 Notes”) and US$1,000,000,000 aggregate principal amount of 5% notes due April 11, 2022 (the “2022 Notes”, and together with the 2017 Notes, the “Notes”).

The 2017 Notes will bear interest at a rate of 4% per annum and the 2022 Notes will bear interest at a rate of 5% per annum. The first interest payment on the 2017 Notes will be made on July 11, 2012 in respect of the period from (and including) January 11, 2012 to (but excluding) July 11, 2012, and thereafter, interest on the 2017 Notes will be paid semi-annually in arrears on January 11 and July 11 of each year. The first interest payment on the 2022 Notes will be made on April 11, 2012 in respect of the period from (and including) January 11, 2012 to (but excluding) April 11, 2012, and thereafter, interest on the 2022 Notes will be paid semi-annually in arrears on April 11 and October 11 of each year. Interest on the Notes will accrue from January 11, 2012, and will be computed based on a 360-day year consisting of twelve 30-day months. See “Description of the Notes—Payment of Principal and Interest.”

The Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary.

We do not have any right to redeem the Notes prior to maturity.

Listing

We have applied to the SGX-ST for the listing and quotation of the Notes. Settlement of the Notes is not conditioned on obtaining the listing. There can be no assurance that such listing will be obtained for the Notes. The Notes will be traded on the SGX-ST in a minimum board lot size of US$200,000 for so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require.

Form and settlement

We will issue each series of Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”) if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream.”

Further Issues

We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as either series of the Notes in all respects so that such further issue shall be consolidated and form a single series with the relevant series of Notes. We will not issue any such additional debt securities unless such additional securities have no more than a de minimis amount of original issue discount or such issuance would constitute a “qualified reopening” for U.S. federal income tax purposes.

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about January 11, 2012, which we expect will be the fifth business day following the date of this prospectus supplement, referred to as “T+5.” You should note that initial trading of the Notes may be affected by the T+5 settlement. See “Underwriting—Delivery of the Notes.”

USE OF PROCEEDS

We will use the net proceeds from the sale of the Notes for our general operations, including extending foreign currency loans and repayment of our maturing debt and other obligations.

RECENT DEVELOPMENTS

This section provides information that supplements the information about our bank and the Republic included under the headings corresponding to the headings below in the accompanying prospectus dated July 7, 2011. Defined terms used in this section have the meanings given to them in the accompanying prospectus. If the information in this section differs from the information in the accompanying prospectus, you should rely on the information in this section.

THE EXPORT-IMPORT BANK OF KOREA

Our financial information as of September 30, 2011 and for the nine months ended September 30, 2010 and 2011 in this prospectus supplement is presented based on our unaudited internal management accounts.

Overview

As of June 30, 2011, we had (Won)41,434 billion of outstanding loans, including (Won)23,848 billion of outstanding export credits, (Won)13,966 billion of outstanding overseas investment credits and (Won)2,584 billion of outstanding import credits, as compared to (Won)41,230 billion of outstanding loans, including (Won)23,073 billion of outstanding export credits, (Won)13,727 billion of outstanding overseas investment credits and (Won)2,501 billion of outstanding import credits as of December 31, 2010.

Capitalization

As of September 30, 2011, our authorized capital was (Won)8,000 billion and our capitalization was as follows:

	September 30, 2011 (1)
	(billions of Won) (unaudited)
Long-Term Debt (2)(3)(4)(5):
Borrowings in Korean Won	(Won)	—
Borrowings in Foreign Currencies		1,294
Export-Import Financing Debentures		25,479

Total Long-term Debt	(Won)	26,773

Capital and Reserves:
Paid-in Capital (6)	(Won)	6,209
Retained Earnings		1,485
Legal Reserve		284
Voluntary Reserve		870
Unappropriated Retained Earnings		331
Accumulated Other Comprehensive Income		(30)

Total Capital and Reserve	(Won)	7,664

Total Capitalization	(Won)	34,437

(1)	Except as described in this prospectus supplement, there has been no material adverse change in our capitalization since September 30, 2011.
(2)	We have translated borrowings in foreign currencies as of September 30, 2011 into Won at the rate of (Won)1,179.5 to US$1.00, which was the market average exchange rate as announced by the Seoul Monetary Brokerage Services Ltd., on September 30, 2011.
(3)	As of September 30, 2011, we had contingent liabilities totaling (Won)65,356 billion, which consisted of (Won)42,960 billion under outstanding guarantees and acceptances and (Won)22,396 billion under contingent guarantees and acceptances issued on behalf of our clients.
(4)	As of September 30, 2011, we had entered into 98 interest rate related derivative contracts with a notional amount of (Won)12,356 billion and 155 currency related derivative contracts with a notional amount of (Won)13,328 billion in accordance with our policy to hedge interest rate and currency risks.
(5)	All of our borrowings, whether domestic or international, are unsecured and unguaranteed.
(6)	As of September 30, 2011, authorized ordinary share capital was (Won)8,000 billion and issued fully-paid ordinary share capital was (Won)6,209 billion. See “Government Support and Supervision” in this prospectus supplement and the accompanying prospectus.

Business

Government Support and Supervision

The Government contributed to our capital (Won)50 billion in cash in November 2011, in order to support our lending to Korean exporters. As of December 31, 2011, our paid-in capital was (Won)6,259 billion.

Article 36 of the KEXIM Act, which was amended on July 25, 2011, and the By-laws provide that we shall apply our net income earned during each fiscal year, after deduction of depreciation expense for such fiscal year, in the following manner and in order of priority:

•	first, at least 10% of such net income is transferred to our legal reserve until the total amount of our legal reserve equals the total amount of our paid-in capital;

•

second, if the Minister of Strategy and Finance approves such distribution, the balance of any such net income, after such transfer to the legal reserve, is distributed to the institutions, other than the Government, that have contributed to our capital (up to a maximum 15% annual dividend rate); and

•

third, the remaining balance of any such net income is distributed in whatever manner our Operations Committee determines and the Minister of Strategy and Finance approves, such as additions to our voluntary reserve.

As of June 30, 2011, we had a legal reserve of (Won)284 billion and a voluntary reserve of (Won)870 billion.

Selected Financial Statement Data

Recent Developments

As of September 30, 2011, we had (Won)47,994 billion of outstanding loans, including (Won)27,742 billion of outstanding export credits, (Won)15,341 billion of outstanding overseas investment credits and (Won)2,481 billion of outstanding import credits, as compared to (Won)41,434 billion of outstanding loans, including (Won)23,848 billion of outstanding export credits, (Won)13,966 billion of outstanding overseas investment credits and (Won)2,584 billion of outstanding import credits as of June 30, 2011.

The following tables present financial information for the nine months ended September 30, 2011 and 2010 and as of September 30, 2011 and June 30, 2011:

	Nine Months Ended September 30,
	2011		2010
	(billions of Won)
	(unaudited)
Income Statement Data
Total Interest Income	(Won)	1,009	(Won)	950
Total Interest Expenses		768		695
Net Interest Income (Expenses)		241		255
Total Revenues		3,168		3,490
Total Expenses		2,731		3,272
Income before Income Taxes		437		218
Income Tax Benefit (Expense)		(106)		(53)
Net Income		331		165

	As of September 30, 2011 (unaudited)		As of June 30, 2011 (unaudited)
	(billions of Won)
Balance Sheet Data
Total Loans (1)	(Won)	47,994	(Won)	41,434
Total Borrowings (2)		43,742		37,393
Total Assets		54,145		47,337
Total Liabilities		46,481		39,674
Total Shareholders’ Equity (3)		7,664		7,663

(1)	Gross amount, which includes bills bought, foreign exchange bought, call loans, inter-bank loans in foreign currency and others without adjusting for valuation adjustment of loans in foreign currencies, deferred loan origination fees or allowance for loan losses.
(2)	Includes debentures.
(3)	Includes unappropriated retained earnings.

For the nine months ended September 30, 2011, we had net income of (Won)331 billion compared to net income of (Won)165 billion for the nine months ended September 30, 2010.

The principal factors for the increase in net income for the nine months ended September 30, 2011 compared to the nine months ended September 30, 2010 included:

•

a decrease in provision for acceptance and guarantee losses to (Won)51 billion in the nine months ended September 30, 2011 from (Won)309 billion in the corresponding period of 2010 and an increase in reversals of provision for acceptance and guarantee losses to (Won)149 billion in the nine months ended September 30, 2011 from (Won)9 billion in the corresponding period of 2010, primarily due to a decrease in guarantees;

•

a decrease in net foreign exchange trading losses to (Won)37 billion in the nine months ended September 30, 2011 from (Won)397 billion in the nine months ended September 30, 2010, primarily due to the depreciation of the Won against the U.S. dollar;

•

an increase in reversals of provision for loan losses to (Won)72 billion in the nine months ended September 30, 2011 from (Won)10 billion in the corresponding period of 2010 and a decrease in provision for loan losses to (Won)202 billion in the nine months ended September 30, 2011 from (Won)254 billion in the corresponding period of 2010, primarily due to enhanced asset quality;

•

an increase in dividend income to (Won)107 billion in the nine months ended September 30, 2011 from (Won)33 billion in the nine months ended September 30, 2010, primarily due to increased dividend income from Korea Exchange Bank; and

•

a decrease in provision for unused credit line of loan commitments in the nine months ended September 30, 2011 to (Won)5 billion from (Won)36 billion in the corresponding period of 2010, primarily due to enhanced asset quality.

The above factors were partially offset by (1) a decrease in gain on disposal of available-for-sale securities to (Won)0 billion in the nine months ended September 30, 2011 from (Won)456 billion in the corresponding period of 2010; the (Won)456 billion gain in the nine months ended September 30, 2010 reflected principally the sale of our equity interest in Daewoo International Corporation; and (2) a decrease in gains on valuation of derivatives to (Won)255 billion in the nine months ended September 30, 2011 from (Won)584 billion in the nine months ended September 30, 2010, primarily due to appraisal losses on currency swaps resulting from an increase in U.S. dollar swap rates and the appreciation of the U.S. dollar against other foreign currencies.

As of September 30, 2011, our total assets increased by 14% to (Won)54,145 billion from (Won)47,337 billion as of June 30, 2011, primarily due to a 16% increase in loans to (Won)47,994 billion as of September 30, 2011 from (Won)41,434 billion as of June 30, 2011.

As of September 30, 2011, our total liabilities increased by 17% to (Won)46,481 billion from (Won)39,674 billion as of June 30, 2011. The increase in liabilities was primarily due to a 17% increase in borrowings and debentures to (Won)43,742 billion as of September 30, 2011 from (Won)37,393 billion as of June 30, 2011.

The increase in assets and liabilities was primarily due to an increase in the volume of loans and debt, respectively. The depreciation of the Won against the U.S. dollar as of September 30, 2011 compared to June 30, 2011 magnified the effect of the increase in the volume of loans and debt, as a majority of our assets and liabilities consisted of foreign currency loans and debt.

As of September 30, 2011, our total shareholders’ equity slightly increased to (Won)7,664 billion from (Won)7,663 billion as of June 30, 2011, primarily due to an increase in retained earnings to (Won)1,485 billion as of September 30, 2011 from (Won)1,367 billion as of June 30, 2011 which more than offset accumulated other comprehensive loss of (Won)30 billion as of September 30, 2011 compared to accumulated other comprehensive income of (Won)87 billion as of June 30, 2011.

Results of Operations

The following tables present financial information for the six months ended June 30, 2011 and 2010 and as of June 30, 2011 and December 31, 2010:

	Six Months Ended June 30,
	2011		2010
	(billions of Won)
	(unaudited)
Income Statement Data
Total Interest Income	(Won)	649	(Won)	635
Total Interest Expenses		477		440
Net Interest Income (Expenses)		172		195
Total Revenues		1,637		1,907
Total Expenses		1,358		1,831
Income before Income Taxes		279		76
Income Tax Benefit (Expense)		66		21
Net Income		213		55

	As of June 30, 2011 (unaudited)		As of December 31, 2010
	(billions of Won)
Balance Sheet Data
Total Loans (1)	(Won)	41,434	(Won)	41,230
Total Borrowings (2)		37,393		37,217
Total Assets		47,337		46,689
Total Liabilities		39,674		40,167
Total Shareholders’ Equity (3)		7,663		6,523

(1)	Gross amount, which includes bills bought, foreign exchange bought, call loans, inter-bank loans in foreign currency and others without adjusting for valuation adjustment of loans in foreign currencies, deferred loan origination fees or allowance for loan losses.
(2)	Includes debentures.
(3)	Includes unappropriated retained earnings.

For the six months ended June 30, 2011, we had net income of (Won)213 billion compared to net income of (Won)55 billion for the six months ended June 30, 2010.

The principal factors for the increase in net income for the six months ended June 30, 2011 compared to the six months ended June 30, 2010 included:

•

reversals of (Won)10 billion of provision for loan losses in the six months ended June 30, 2011 compared to additional provision for loan losses of (Won)91 billion in the corresponding period of 2010, primarily due to enhanced asset quality;

•

reversals of (Won)22 billion of provision for acceptance and guarantee losses in the six months ended June 30, 2011 compared to additional provision for acceptance and guarantee losses of (Won)64 billion in the corresponding period of 2010, primarily due to a decrease in guarantees; and

•

reversals of (Won)10 billion of provision for unused credit line of loan commitments in the six months ended June 30, 2011 compared to additional provision for unused credit line of loan commitments of (Won)23 billion in the corresponding period of 2010, primarily due to enhanced asset quality.

The above factors were partially offset by a decrease in net interest income to (Won)172 billion in the six months ended June 30, 2011 from (Won)195 billion in the corresponding period of 2010, primarily due to a decrease in net interest margin.

As of June 30, 2011, our total assets increased by 1% to (Won)47,337 billion from (Won)46,689 billion as of December 31, 2010, primarily due to a 27% increase in securities to (Won)4,066 billion and a 1% increase in loans to (Won)41,434 billion as of June 30, 2011 from (Won)3,205 billion of securities and (Won)41,230 billion of loans, respectively, as of December 31, 2010, which more than offset a 43% decrease in due from banks to (Won)911 billion as of June 30, 2011 from (Won)1,610 billion as of December 31, 2010. The appreciation of the Won against the U.S. dollar during the six months ended June 30, 2011 compared to the corresponding period of 2010 partially offset the effect of an increase in the volume of loans, as a majority of our assets consisted of foreign currency loans.

As of June 30, 2011, our total liabilities decreased by 1% to (Won)39,674 billion from (Won)40,167 billion as of December 31, 2010. The decrease in liabilities was primarily due to a 23% decrease in other liabilities (including foreign exchange settlement account-credit, derivative liabilities, accounts payable and accounts expenses) to (Won)2,280 billion as of June 30, 2011 from (Won)2,950 billion as of December 31, 2010 and a 5% decrease in borrowings to (Won)4,066 billion as of June 30, 2011 from (Won)4,285 billion as of December 31, 2010, which more than offset a 1% increase in debentures to (Won)33,327 billion as of June 30, 2011 from (Won)32,932 billion as of December 31, 2010. The appreciation of the Won against the U.S. dollar during the six months ended June 30, 2011 compared to the corresponding period of 2010 magnified the effect of a decrease in the volume of debt, as a majority of our liabilities consisted of foreign currency debt.

As of June 30, 2011, our total shareholders’ equity increased by 17% to (Won)7,663 billion from (Won)6,523 billion as of December 31, 2010, primarily due to the Government’s (Won)1,050 billion contribution to our capital during the first half of 2011.

Operations

Loan Operations

In the first half of 2011, we provided total loans of (Won)19,373 billion, a decrease of 3% from the corresponding period of 2010.

The following table sets out the total amounts of our outstanding loans, categorized by type of credit, as of June 30, 2011:

	June 30, 2011		As % of June 30, 2011 Total
	(billions of Won)
Export Credits (1)
Ships	(Won)	8,307	20%
Industrial Plants		6,038	15
Machinery		1,633	4
Foreign Exchange Bought		1,261	3
Trade Bill Rediscount		1,407	3
Others (2)		5,202	13

Sub-total		23,848	58%

Overseas Investment Credits		13,966	34
Import Credits		2,584	6
Others (3)		492	1
Call Loans and Inter-bank Loans in Foreign Currency		544	1

Total	(Won)	41,434	100%

(1)	Includes bills bought.
(2)	Includes interbank export loans, offshore loans, and miscellaneous other items.
(3)	Includes domestic usance, loans for debt-equity swap, advances for customers, and miscellaneous other items.

Source: Internal accounting records

Export Credits

As of June 30, 2011, export credits in the amount of (Won)23,848 billion represented 58% of our total outstanding loans. Our disbursements of export credits amounted to (Won)14,431 billion in the first half of 2011, an increase of 0.1% over the corresponding period of 2010, which was mainly due to a slight increase in demand for loan financing from domestic exporters.

Overseas Investment Credits

As of June 30, 2011, overseas investment credits amounted to (Won)13,966 billion, representing 34% of our total outstanding loans. Our disbursements of overseas investment credits in the first half 2011 decreased by 35% to (Won)2,089 billion from the corresponding period of 2010, primarily due to a decrease in natural resource development projects undertaken by Korean companies.

Import Credits

As of June 30, 2011, import credits in the amount of (Won)2,584 billion represented 6% of our total outstanding loans. Our disbursements of import credits amounted to (Won)2,294 billion in the first half of 2011, a decrease of 0.2% from the corresponding period of 2010, which was mainly due to a slight decrease in demand for financing for raw materials used for export and domestic consumption.

Guarantee Operations

Guarantee commitments as of June 30, 2011 decreased to (Won)73,249 billion from (Won)79,818 billion as of December 31, 2010. Guarantees we had confirmed as of June 30, 2011 decreased to (Won)40,365 billion from (Won)44,176 billion as of December 31, 2010.

In the first half of 2011, we issued project related confirmed guarantees in the amount of (Won)12,411 billion, a decrease of 15% from the corresponding period of 2010, which was mainly due to a decrease in demand for performance guarantees.

For further information regarding our guarantee and letter of credit operations, see “Notes to Non-Consolidated Financial Statements of June 30, 2011 and 2010—Note 11”.

Description of Assets and Liabilities

Total Credit Exposure

The following table sets out our Credit Exposure as of June 30, 2011, categorized by type of exposure extended:

		June 30, 2011
		(billions of Won, except for percentages)
A	Loans in Won	(Won)	10,113	13%
B	Loans in Foreign Currencies		29,352	37
C	Loans (A+B)		39,465	49
D	Other Loans		1,475	2
E	Call Loans and Inter-bank Loans in Foreign Currency		494	1
F	Loan Credits (C+D+E)		41,434	52
G	Allowances for Possible Loan Losses		1,414	2
H	Present Value Discount (PVD)		30	—
I	Loan Credits including PVD (F-G-H)		39,990	50
J	Guarantees		40,365	50
K	Credit Exposure (I+J)		80,355	100

Loan Credits by Geographic Area

The following table sets out the total amount of our outstanding Loan Credits (excluding call loans and inter-bank loans in foreign currency) as of June 30, 2011, categorized by geographic area (1)(2):

	June 30, 2011		As % of June 30, 2011 Total
	(billions of Won, except for percentages)
Asia	(Won)	34,685	84
Europe		5,450	13
America		1,282	3
Africa		16	—
Oceania		—	—

Total	(Won)	41,434	100%

(1)	For purposes of this table, export credits have been allocated to the geographic areas in which the foreign buyers of Korean exports are located; overseas investment credits have been allocated to the geographic areas in which the overseas investments being financed are located; and import credits have been allocated to the geographic areas in which the sellers of the imported goods are located.
(2)	Excludes call loans, inter-bank loans in foreign currency, and loan value adjustments.
Source:	Internal accounting records.

Individual Exposure

As of June 30, 2011, our largest Credit Exposure was to Daewoo Shipbuilding & Marine Engineering in the amount of (Won)7,800 billion.

As of June 30, 2011, our second largest and third largest Credit Exposures were to Hyundai Heavy Industries in the amount of (Won)5,098 billion and to Samsung Heavy Industries in the amount of (Won)4,776 billion, respectively.

The following table sets out our five largest Credit Exposures as of June 30, 2011 (1)

Rank	Name of Borrower	Loans		Guarantees		Total
		(billions of Won)
1	Daewoo Shipbuilding & Marine Engineering	(Won)	7,325	(Won)	475	(Won)	7,800
2	Hyundai Heavy Industries		4,982		116		5,098
3	Samsung Heavy Industries		4,685		91		4,776
4	Sungdong shipbuilding & Marine Engineering		1,171		893		2,064
5	Samsung Engineering		1,895		146		2,041

(1)	Includes loans and guarantees extended to affiliates.
Source:	Internal accounting records.

Asset Quality

Asset Classifications

The following table provides information on our asset quality and loan loss reserves as of June 30, 2011.

	As of June 30, 2011
	Loan Amount (1)		Minimum Reserve Ratio	Loan Loss Reserve (2)
	(in billions of Won, except percentages)
Normal	(Won)	107,492	0.85%	(Won)	1,249
Precautionary		5,700	7.0%		558
Sub-standard		319	20.0%		137
Doubtful		111	50.0%		88
Estimated Loss		252	100.0%		252

Total	(Won)	113,874		(Won)	2,283

(1)	These figures include loans (excluding interbank loans and call loans), domestic usance, bills bought, foreign exchange bought, advances for customers, and confirmed and unconfirmed acceptances and guarantees.
(2)	These figures include present value discount.

Reserves for Credit Losses

The following table sets out our 10 largest non-performing assets as of June 30, 2011.

Borrower	Loans		Guarantees		Total
	(billions of Won)
Sekwang Heavy Industries	(Won)	182	(Won)	121	(Won)	303
Daehan Shipbuilding Co., Ltd.		—		41		41
Keumho Tires Co., Ltd.		24		12		36
Keangnam Enterprises Co., Ltd.		—		23		23
Taesan LCD(Suzhou) Co., Ltd.		20		—		20
Hongwon Paper Mtg. Co., Ltd		16		—		16
Young Gwang Stainless Co., Ltd.		11		—		11
Motia Compagnia Di Navigazione S.P.A		10		—		10
Daewoo Electronics		5		—		5
Wendeng Namyang Electronics Industries Co., Ltd		4		—		4

Total	(Won)	272	(Won)	197	(Won)	469

We cannot provide any assurance that our current level of exposure to non-performing assets will continue in the future or that any of our borrowers (including our largest borrowers as described above) is not currently facing, or in the future will not face, material financial difficulties.

As of June 30, 2011, the amount of our non-performing assets was (Won)523 billion, a decrease of 39% from (Won)854 billion as of December 31, 2010. As of June 30, 2011, our non-performing asset ratio was 0.6%, compared to 1.0% as of December 31, 2010.

The following table sets forth information regarding our loan loss reserves as of June 30, 2011:

	June 30, 2011
	(billions of Won, except for percentages)
Loan Loss Reserve (A)	(Won)	2,283
NPA (B) (1)		523
Total Equity (C)		7,663
Reserve to NPA (A/B)		437%
Equity at Risk [(B-A)/C]		—

(1)	Non-performing assets, which are defined as (a) assets classified as doubtful and estimated loss, (b) assets for which principal or interest payments are delinquent by more than 3 months or (c) assets exempted from interest payments due to restructuring or rescheduling.

Source: Internal accounting records.

Investments

As of June 30, 2011, our total investment in securities amounted to (Won)4,066 billion, representing 9% of our total assets.

The following table sets out the composition of our investment securities as of June 30, 2011:

Type of Investment Securities	Amount		%
	(billions of Won)
Available-for-Sale Securities	(Won)	3,835	94%
Securities Held-to-Maturity		—	—
Investments in Associates		231	6

Total	(Won)	4,066	100%

For further information relating to the classification guidelines and methods of valuation for unrealized gains and losses on our securities, see “Notes to Non-Consolidated Financial Statements of June 30, 2011 and 2010—Note 2”.

Guarantees and Acceptances and Contingent Liabilities

As of June 30, 2011, we had issued a total amount of W40,365 billion in confirmed guarantees and acceptances, of which (Won)37,638 billion, representing 93% of the total amount, was classified as normal and (Won)2,727 billion, representing 7% of the total amount, was classified as precautionary, substandard, doubtful or estimated loss.

Derivatives

As of June 30, 2011, our outstanding loans made at floating rates of interest totaled approximately (Won)26,746 billion, whereas our outstanding borrowings made at floating rates of interest totaled approximately (Won)23,886 billion, including those raised in Japanese yen, British pounds, Swiss francs, Singapore dollars, Hong Kong dollars, Mexican pesos and Euros and swapped into U.S. dollar floating rate borrowings. As of June 30, 2011, we had entered into 129 currency related derivative contracts with a notional amount of (Won)11,612 billion and valuation for BIS capital ratio purposes of (Won)256 billion and had entered into 92 interest rate related derivative contracts with a notional amount of (Won)10,975 billion and valuation for BIS capital ratio purposes of (Won)9 billion. See “Notes to Non-Consolidated Financial Statements of June 30, 2011 and 2010—Note 16”.

Sources of Funding

We raised a net total of (Won)20,314 billion (new borrowings plus loan repayments by our clients less repayment of our existing debt) during the first half of 2011, a decrease of 9% from (Won)22,426 billion in the corresponding period of 2010. The total loan repayments, including prepayments by our clients, during the first half of 2011 amounted to (Won)17,036 billion, a decrease of 7% from (Won)18,255 billion during the corresponding period of 2010.

As of June 30, 2011, we had no outstanding borrowings from the Government. We issued Won-denominated domestic bonds in the aggregate amount of (Won)3,510 billion during the first half of 2011.

During the first half of 2011, we issued eurobonds in the aggregate principal amount of US$1,637 million in various types of currencies under our existing Euro medium term notes program (the “EMTN Program”), a 15% decrease from US$1,917 million in the corresponding period of 2010. These bond issues consisted of offerings of US$ 412 million, HKD 290 million, SGD 292 million, CNY 20 million, IDR 321 million, INR 164 million, and BRL 138 million. In addition, we issued global bonds during the first half 2011 in the aggregate amount of US$700 million under our U.S. shelf registration statement (the “U.S. Shelf Program”) compared with US$2,250 million in the corresponding period of 2010. As of June 30, 2011, the outstanding amounts of our notes and debentures were US$14,718 million, AUD 63 million, CNY 330 million, JPY 138,000 million, CHF 1,100 million, Euro 2,085 million, IDR 4,551,020 million, INR 17,257 million, PEN 61 million, PHP 11,350 million,

SGD 810 million, HKD 9,532 million, Mexican peso 3,300 million, Malaysian Ringgit 2,975 million, Brazilian Real 1,063 million and Thai Baht 9,700 million.

We also borrow from foreign financial institutions in the form of loans that are principally made bilaterally or by syndicates of commercial banks at floating or fixed interest rates and in foreign currencies, with original maturities ranging from one to ten years. As of June 30, 2011, the outstanding amount of such borrowings from foreign financial institutions was US$1,612 million.

As of June 30, 2011, our total paid-in capital amounted to (Won)6,209 billion, and the Government, The Bank of Korea and the Korea Finance Corporation owned 62.7%, 18.8% and 18.6%, respectively, of our paid-in capital.

As of June 30, 2011, the aggregate outstanding principal amount of our borrowings (including export-import financing debentures), (Won)37,393 billion, was equal to 17% of the authorized amount of (Won)220,884 billion.

Debt

Debt Repayment Schedule

The following table sets out the principal repayment schedule for our debt outstanding as of June 30, 2011:

Debt Principal Repayment Schedule

	Maturing on or before December 31,
Currency (1)	2011		2012		2013		2014		Thereafter
	(billions in Won)
Won	(Won)	4,150	(Won)	1,210	(Won)	190	(Won)	300	(Won)	450
Foreign		4,641		6,214		4,215		3,732		10,434

Total Won Equivalent	(Won)	8,791	(Won)	7,424	(Won)	4,405	(Won)	4,032	(Won)	10,884

(1)	Borrowings in foreign currency have been translated into Won at the market average exchange rates on June 30, 2011, as announced by the Seoul Money Brokerage Services Ltd.

As of June 30, 2011, our foreign currency assets maturing within three months exceeded our foreign currency liabilities coming due within the corresponding period by US$786 million, and our foreign currency assets coming due within six months and one year exceeded our foreign currency liabilities maturing within such periods by US$2,238 million and US$1,998 million, respectively. As of June 30, 2011, our total foreign currency assets exceeded our total foreign currency liabilities by US$251 million.

Capital Adequacy

As of June 30, 2011, our capital adequacy ratio was 12.2%, a decrease from 10.8% as of December 31, 2010, which was primarily the result of an increase in paid-in capital.

The following table sets forth our capital base and capital adequacy ratios reported as of June 30, 2011:

	June 30, 2011
	(billions of Won, except for percentages)
Tier I	(Won)	7,074
Paid-in Capital		6,209
Retained Earnings		1,367
Deductions from Tier I Capital		(502)
Capital Adjustments		—
Deferred Tax Asset		(337)
Others		(164)
Tier II (General Loan Loss Reserves)		918
Deductions from all capital		—
Total Capital		7,992
Risk Adjusted Assets		65,313
Capital Adequacy Ratios
Tier I		10.8%
Tier I and Tier II		12.2%

Source: Internal accounting records.

Employees

As of June 30, 2011, we had 765 employees. As of June 30, 2011, 512 employees were members of our labor union. We have never experienced a work stoppage of a serious nature.

Financial Statements and the Auditors

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

	Korean won
	2011		2010
	(In millions)
ASSETS
Due from banks (Notes 3, 20, and 23)	(Won)	910,807	(Won)	1,610,027
Securities (Notes 4 and 20)		4,066,255		3,205,255
Loans, net (Notes 5, 6, 20, and 22)		40,137,403		39,907,922
Tangible assets (Note 7)		32,285		33,493
Other assets (Notes 8, 16, and 19)		2,189,828		1,932,785

	(Won)	47,336,578	(Won)	46,689,482

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES:
Borrowings (Notes 9, 20, and 22)	(Won)	37,393,489	(Won)	37,216,945
Other liabilities (Notes 10, 11, 12, 13, and 16)		2,280,119		2,949,651

		39,673,608		40,166,596

SHAREHOLDERS’ EQUITY:
Capital stock (Note 14)		6,208,755		5,158,755
Accumulated other comprehensive income (Notes 4 and 21)		87,237		197,740
Retained earnings (Note 14)		1,366,978		1,166,391

		7,662,970		6,522,886

	(Won)	47,336,578	(Won)	46,689,482

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENTS OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

	Korean won
	2011		2010
	(In millions)
OPERATING REVENUES:
Interest income (Notes 17 and 22):
Interest on due from banks	(Won)	14,946	(Won)	11,008
Interest on securities		100		—
Interest on loans		633,752		624,438

		648,798		635,446

Gain on valuation and disposal of loans:
Reversal of allowance for possible loan losses (Note 6)		9,953		—
Gain on disposal of loans		22		—

		9,975		—

Foreign exchange trading income		55,406		561,229

Gain on financial derivatives (Note 16):
Gain on financial derivatives trading		60,892		84,417
Gain on valuation of financial derivatives		510,978		324,941
Gain on valuation of fair value hedged items		125,371		142,648

		697,241		552,006

Commission:
Commission income (Note 22)		31,651		23,278
Guarantee income		107,838		102,300

		139,489		125,578

Dividend on available-for-sale securities		46,224		29,123

Other operating revenues:
Reversal of allowance for losses on acceptance and guarantee (Note 11)		21,744		—
Reversal of allowance for losses on unused credit line of loan commitments (Note 11)		9,639		—
Other operating revenues		2,252		2,534

		33,635		2,534

Total operating revenues		1,630,768		1,905,916

OPERATING EXPENSES:
Interest expenses (Notes 17 and 22):
Interest on call money		5,861		4,555
Interest on borrowings		19,026		21,974
Interest on debentures		451,859		413,757

		476,746		440,286

(Continued)

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENTS OF INCOME—(CONTINUED)

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

	Korean won
	2011		2010
	(In millions)
Impairment loss on available-for-sale securities	(Won)	1,795	(Won)	—

Provision for possible loan losses (Note 6)		—		90,653

Foreign exchange trading losses		502,744		206,800

Loss on financial derivatives (Note 16):
Loss on financial derivatives trading		59,300		136,567
Loss on valuation of financial derivatives		67,143		538,208
Loss on valuation of fair value hedged items		170,881		268,064

		297,324		942,839

Commission expenses		3,153		1,561

General and administrative expenses (Note 18)		72,150		57,677

Contribution to miscellaneous funds		3,305		2,889

Other operating expenses:
Provision for acceptance and guarantee losses (Note 11)		—		63,593
Provision for unused credit line of loan commitments (Note 11)		—		23,089
Provision for others (Note 12)		—		20
Other operating expenses		119		108

		119		86,810

Total operating expenses		1,357,336		1,829,515

OPERATING INCOME		273,432		76,401
NON-OPERATING INCOME		6,144		1,328
NON-OPERATING EXPENSES		684		1,722

NET INCOME BEFORE INCOME TAX EXPENSE		278,892		76,007
INCOME TAX EXPENSE (Note 19)		65,965		21,269

NET INCOME	(Won)	212,927	(Won)	54,738

(Concluded)

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

	Capital stock		Accumulated other comprehensive income (loss)		Retained earnings		Total
	(In millions)
January 1, 2010	(Won)	5,008,755	(Won)	350,393	(Won)	1,104,207	(Won)	6,463,355
Dividends		—		—		(4,520)		(4,520)

Balance after appropriations		5,008,755		350,393		1,099,687		6,458,835
Increase in capital stock		150,000		—		—		150,000
Net income		—		—		54,738		54,738
Loss on valuation of available-for-sale securities		—		(53,758)		—		(53,758)
Gain on valuation of securities using equity method		—		198		—		198

June 30, 2010	(Won)	5,158,755	(Won)	296,833	(Won)	1,154,425	(Won)	6,610,013

January 1, 2011	(Won)	5,158,755	(Won)	197,740	(Won)	1,166,391	(Won)	6,522,886
Dividends		—		—		(12,340)		(12,340)

Balance after appropriations		5,158,755		197,740		1,154,051		6,510,546
Increase in capital stock		1,050,000		—		—		1,050,000
Net income		—		—		212,927		212,927
Loss on valuation of available-for-sale securities		—		(111,291)		—		(111,291)
Gain on valuation of securities using equity method		—		788		—		788

June 30, 2011	(Won)	6,208,755	(Won)	87,237	(Won)	1,366,978	(Won)	7,662,970

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

	Korean won
	2011		2010
	(In millions)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	(Won)	212,927	(Won)	54,738

Adjustments to reconcile net income to net cash used in operating activities:
Amortization of debenture discounts		82,802		75,837
Impairment loss of available-for-sale securities		1,795		—
Provision for possible loan losses		—		90,653
Foreign exchange trading losses		477,803		206,800
Loss on valuation of financial derivatives		67,143		538,208
Loss on hedged items		170,881		268,064
Provision for severance benefits		4,570		3,697
Depreciation		1,565		1,557
Amortization		630		563
Provision for acceptance and guarantee losses		—		63,593
Provision for unused credit line of loan commitments		—		23,089
Provision for others		—		20
Loss on disposal of tangible assets		1		1
Amortization of present value discount		(2,887)		(2,631)
Reversal of allowance for possible loan losses		(9,953)		—
Gain on disposition of loans		(22)		—
Foreign exchange trading income		(32,661)		(561,229)
Gain on valuation of financial derivatives		(510,978)		(324,941)
Gain on hedged items		(125,371)		(142,648)
Reversal of allowance for losses on acceptance and guarantee		(21,744)		—
Reversal of allowance for losses on unused credit line of loan commitments		(9,639)		—
Gain on disposal of tangible assets		(15)		(46)
Gain on valuation of securities using the equity method		(5,332)		(538)

		88,588		240,049

Changes in assets and liabilities resulting from operations:
Net increase in available-for-sale securities		(5,096)		(250)
Net decrease in securities using the equity method		627		161
Net increase in loans		(697,256)		(2,940,299)
Net decrease in accrued income		6,814		177,156
Net increase in deferred income tax assets		(3,869)		(7,005)
Net decrease in financial derivatives assets		156,845		212,221
Payment of severance benefits		(1,445)		(824)
Net increase (decrease) in unpaid foreign exchange liabilities		(323,784)		83,400
Net increase (decrease) in accounts payable		(81,215)		29,979
Net decrease in accrued expenses		(40,883)		(264,505)
Net increase (decrease) in deferred revenue		384		(9,164)
Others, net		(138,533)		(182,262)

		(1,127,411)		(2,901,392)

Net cash used in operating activities		(825,896)		(2,606,605)

(Continued)

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENTS OF CASH FLOWS—(CONTINUED)

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

	Korean won
	2011		2010
	(In millions)
CASH FLOWS FROM INVESTING ACTIVITIES:
Net increase in tangible assets		(343)		(401)
Net increase in intangible assets		(571)		(126)
Others, net		(318)		(375)

Net cash used in investing activities		(1,232)		(902)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in borrowings in foreign currencies		(37,163)		831,499
Net increase (decrease) in call money		(181,601)		395,790
Net decrease in debentures in local currency		(82,934)		(1,442,263)
Net increase in debentures in foreign currencies		391,946		2,689,910
Net increase in capital		50,000		150,000
Payment of dividends		(12,340)		(4,520)

Net cash provided by financing activities		127,908		2,620,416

NET INCREASE (DECREASE) IN DUE FROM BANKS		(699,220)		12,909
DUE FROM BANKS, BEGINNING OF PERIOD		1,610,027		873,768

DUE FROM BANKS, END OF PERIOD (Note 23)	(Won)	910,807	(Won)	886,677

(Concluded)

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010,

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

1. GENERAL:

The Export-Import Bank of Korea (the “Bank”) was established in 1976 as a special financial institution under the Export-Import Bank of Korea Act (the “EXIM Bank Act”) to grant financial facilities for overseas trade (i.e., import and export), investments, and resources development activities. As of June 30, 2011, the Bank operates 10 domestic branches, 4 overseas subsidiaries, and 13 overseas offices.

The Bank’s authorized capital is (Won)8,000,000 million, and, through numerous capital increases since the establishment, its paid-in capital is (Won)6,208,755 million as of June 30, 2011. The Government of the Republic of Korea (the “Government”), the Bank of Korea (“BOK”), and Korea Finance Corporation hold 62.66%, 18.76%, and 18.58% of the ownership of the Bank, respectively, as of June 30, 2011.

The Bank, as a trustee of the Government, has managed the Economic Development Cooperation Fund since June 1987 and the Inter-Korean Cooperation Fund since March 1991. The funds are accounted independently and not included in the Bank’s financial statements. The Bank receives a fee from the Government for the trustee service.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Non-consolidated Financial Statement Presentation

The Bank maintains its accounting records in Korean won and prepares non-consolidated financial statements in the Korean language in conformity with accounting principles generally accepted in the Republic of Korea. Certain accounting principles applied by the Bank that conform with financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted accounting principles in other countries. Accordingly, these financial statements are intended solely for use by those who are informed about Korean accounting principles and practices. The accompanying non-consolidated financial statements have been condensed, restructured, and translated into English from the Korean language non-consolidated financial statements.

Certain information attached to the Korean language non-consolidated financial statements, but not required for a fair presentation of the Bank’s financial position, results of operations, cash flows, or changes in equity is not presented in the accompanying non-consolidated financial statements.

The significant accounting policies followed by the Bank in preparing the accompanying non-consolidated financial statements are summarized below.

Revenue Recognition

The Bank recognizes interest income from deposits, loans, and securities on an accrual basis. However, the Bank recognizes interest income when payments are received for the loans for which principal or interest payments are overdue without guarantee of payment by financial institutions and of which repayment is significantly uncertain. The interest accrued but not recognized on such loans amounted to (Won)20,541 million and (Won)32,235 million as of June 30, 2011 and December 31, 2010, respectively. Any uncollected interest previously accrued on such loans is reversed and recorded as deduction of current period’s interest income.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

Investments in Securities (Excluding Investments in Associates and Subsidiaries)

1) Classification

Upon acquisition, the Bank classifies debt and equity securities (excluding investments in subsidiaries, associates, and joint ventures) into the following categories: held-to-maturity, available-for-sale, or trading securities.

Investments in debt securities where the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity securities. Securities that are acquired principally for the purpose of selling in the short term are classified as trading securities. Investments not classified as either held-to-maturity or trading securities are classified as available-for-sale securities.

2) Initial recognition

Investments in securities (excluding investments in subsidiaries, associates, and joint ventures) are initially recognized at cost.

3) Subsequent measurement and income recognition

Trading securities are subsequently carried at fair value. Gains and losses arising from changes in the fair value of trading securities are included in the statement of income in the period in which they arise. Available-for-sale securities are subsequently carried at fair value. Gains and losses arising from changes in the fair value of available-for-sale securities are recognized as accumulated other comprehensive income, net of tax, directly in equity. Investments in available-for-sale securities that do not have readily determinable fair values are recognized at cost, less impairment, if any. Held-to-maturity investments are carried at amortized cost with interest income and expense recognized in the statement of income using the effective interest method.

4) Fair value information

The fair value of marketable securities is determined using quoted market prices as of the period-end. Non-marketable debt securities are valued by discounting cash flows using the prevailing market rates for debt with a similar credit risk and remaining maturity. Credit risk is determined using the Bank’s credit rating as announced by accredited credit rating agencies in Korea. The fair value of investments in money market funds is determined by investment management companies.

5) Impairment

The Bank reviews investments in securities whenever events or changes in circumstances indicate that the carrying amount of the investments may not be recoverable. Impairment losses are recognized when the reasonably estimated recoverable amounts are less than the carrying amounts and it is not obviously evidenced that impairment is unnecessary.

An impairment loss is reversed if the reversal can be related objectively to an event occurring after the impairment loss was recognized and a reversal of an impairment loss shall not exceed the carrying amount that would have been determined (net of amortization or depreciation) had no impairment loss been recognized for the asset in prior years.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

Investments in Associates and Subsidiaries

Associates are entities of the Bank and its subsidiaries that have the ability to significantly influence the financial and operating policies. It is presumed to have significant influence if the Bank holds directly or indirectly 15 percent or more of the voting power, unless it can be clearly demonstrated that this is not the case. Subsidiaries are entities controlled by the Bank.

Investments in associates and subsidiaries are accounted for using the equity method of accounting and are initially recognized at cost.

The Bank’s investments in associates and subsidiaries include goodwill identified on the acquisition date (net of any accumulated impairment loss). Goodwill is calculated as the excess of the acquisition cost of an investment in an associate or subsidiary over the Bank’s share of the fair value of the identifiable net assets acquired. Goodwill is amortized using the straight-line method over its estimated useful life. Amortization of goodwill is recorded together with equity income (losses).

When events or circumstances indicate that the carrying value of goodwill may not be recoverable, the Bank reviews goodwill for impairment and records any impairment loss immediately in the non-consolidated statement of income.

The Bank’s share of its postacquisition profits or losses in investments in associates and subsidiaries is recognized in the non-consolidated statement of income, and its share of postacquisition movements in equity is recognized in equity. The cumulative postacquisition movements are adjusted against the carrying amount of each investment. Changes in the carrying amount of an investment resulting from dividends by an associate or subsidiary are recognized when the associate or subsidiary declares the dividend. When the Bank’s share of losses in an associate or subsidiary equals or exceeds its interest in the associate or subsidiary, including preferred stock or other long-term loans and receivables issued by the associate or subsidiary, the Bank does not recognize further losses, unless it has incurred obligations or made payments on behalf of the associate or subsidiary.

If the investee is a subsidiary, net income and net assets of the parent company’s separate financial statements should agree with the parent company’s share in the net income and net assets of the consolidated financial statements, except when the parent company discontinues the application of the equity method due to its investment in a subsidiary being reduced to zero.

Unrealized gains on transactions between the Bank and its associates or subsidiaries are eliminated to the extent of the Bank’s interest in each associate or subsidiary.

Allowance for Loan Losses

Based on future loan repayment capacity of the borrower and past repayment history, the Bank classifies loans into five categories, “normal”, “precautionary,” “substandard,” “doubtful,” and “estimated loss,” in accordance with the banking regulation in the Republic of Korea. Except for call loans and interbank loans with “normal” classification, the Bank provides allowance by each loan classification with the amount greater of using the expected loss method or the prescribed minimum levels of allowances in accordance with the Financial Supervisory Service Guideline (“FSS Guideline”).

(a) Expected Loss Method

The allowance for normal loans is calculated by multiplying each outstanding loan balance by probability of default and loss given default. The Bank provides additional allowance for considering risks

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

associated with a certain industry and country concentration. The allowances for loans classified other than “normal” are estimated based on expected future cash flows.

(b) FSS Guideline

The prescribed minimum levels of allowances in the Regulations for the Supervision of Banks guide are as follows:

Normal (*)	0.85%
Precautionary	7%
Substandard	20%
Doubtful	50%
Estimated loss	100%

(*)	0.9% for market sensitive sectors, including construction, real estate and rental services, retail and wholesale, lodging, and restaurant

Troubled Debt Restructuring

Loans with modified contract terms by a troubled debt restructuring program are accounted for at the present value of the rescheduled future cash flows expected, of which the discount rate is same as the effective rate of the original loan. The excess of the carrying amount over the present value of expected cash flows is recorded in allowance for loan loss in the current period. The present value discounts are recorded in allowance for loan loss and reflected as a deduction from the nominal value of the loans. If the previously recognized allowance for loan loss is greater than the present value discount, the difference is recorded as reversal of allowance for loan loss.

Deferred Loan Origination Fees

Certain fees associated with lending activities, which meet specified criteria, are deferred and amortized over the life of the loan as an adjustment to the carrying amount of the loan using the effective yield method and recognized as interest income.

Property and Equipment

Property and equipment are stated at cost, except in the case of revaluations made in accordance with the Asset Revaluation Law, which allowed for asset revaluation prior to the Asset Revaluation Law being revoked on December 31, 2000. Assets acquired through investment in kind or donations are recorded at their fair value upon acquisition. For assets acquired in exchange for a non-monetary asset, the fair value of the asset given up is used to measure the cost of the asset received unless the fair value of the asset received is more clearly evident.

Significant additions or improvements extending the useful life of assets are capitalized. Normal maintenance and repairs are charged to expense as incurred.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

Property and equipment are depreciated over the estimated useful lives of the assets using the following methods:

	Useful lives (years)	Depreciation method
Buildings	10~60	Straight line (*)
Vehicles	4	Declining balance
Equipment	4~20	Declining balance

(*)	Buildings acquired and related improvements made prior to January 1, 1995, are depreciated using the declining-balance method.

The Bank reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when the expected estimated undiscounted future net cash flows from the use of the asset and its eventual disposal are less than its carrying amount.

Intangible Assets

Intangible assets are stated at the production or purchase cost, plus incidental expenses and capital expenditures. Amortization is computed using the straight-line method over five years and directly reduced from intangible assets.

Intangible assets are subject to an impairment review if there are events or changes in circumstances that indicate that the carrying amount may not be recoverable. An impairment loss is recognized by reducing the carrying amount to the recoverable amount.

Discount (Premium) on Debentures

Discount (premium) on debentures issued, which represents the difference between the face value and issuance price of debentures, is amortized (accreted) using the effective interest rate method over the life of the debentures. The amount amortized (accreted) is included in interest expense (income).

Retirement and Severance Benefits

Employees who have been with the Bank for more than one year are entitled to lump-sum payments based on salary rates and length of service at the time they leave the Bank. The Bank’s estimated liability under the plan, which would be payable if all employees left at the end of the reporting period, is accrued in the accompanying non-consolidated statements of financial position.

Allowance for Losses on Acceptances and Guarantees

The Bank provides allowance for outstanding acceptances and guarantees, the amount after considering the credit conversion factors (CCF), using the same allowance methodology used for estimating allowance for loan loss. However, the Bank does not provide additional allowance for risks associated with a certain industry and country concentration for unconfirmed acceptances and guarantees.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

Allowance for Losses on Unused Loan Commitments

The Bank provides allowance for unused loan commitments, the amount after considering the CCF, using the same allowance methodology used for estimating allowance for loan loss. However, the Bank does not provide the additional allowance for risks associated with a certain industry and country concentration for unused loan commitments.

Provisions

Provisions are recognized when all of the following are met: (1) the Bank has a present obligation as a result of a past event, (2) it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and (3) a reliable estimate can be made of the amount of the obligation. Where the effect of the time value of money is material, a provision is recorded at the present value of the expenditures expected to be required to settle the obligation.

Where the expenditure required to settle a provision is expected to be reimbursed by another party, the reimbursement is recognized as a separate asset when, and only when, it is virtually certain that reimbursement will be received if the Bank settles the obligation. The expense generated by the provision is presented net of the amount of expected reimbursement.

Derivatives and Hedge Accounting

The Bank holds derivative financial instruments to hedge its foreign currency and interest rate risk exposures.

Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured at their fair value. Attributable transaction costs are recognized in profit or loss when incurred.

1) Hedge accounting

Where a derivative, which meets certain criteria, is used for hedging the exposure to changes in the fair value of a recognized asset, liability, or firm commitment, it is designated as a fair value hedge. Where a derivative, which meets certain criteria, is used for hedging the exposure to the variability of the future cash flows of a forecasted transaction, it is designated as a cash flow hedge.

The Bank documents, at the inception of the transaction, the relationship between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. The Bank also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting the changes in fair values or cash flows of hedged items.

2) Fair value hedge

Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recorded in the statement of income, together with any changes in the fair value of the hedged asset or liability that are attributable to the hedged risk.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

3) Derivatives that do not qualify for hedge accounting

Changes in the fair value of derivative instruments that are not designated as fair value hedges are recognized immediately in the statement of income.

Income Taxes

Income tax on the income or loss for the year comprises current and deferred tax. Income tax is recognized in the statement of income, except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted.

Deferred tax is provided using the asset and liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the end of the reporting period.

A deferred tax asset is recognized only to the extent that it is probable that future taxable income will be available against which the unused tax losses and credits can be utilized. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Changes in deferred taxes due to a change in the tax rate, except for those related to items initially recognized outside profit or loss (either in other comprehensive income or directly in equity), are recognized as income in the current year.

Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated into Korean won at the foreign exchange rate on the end of the reporting period, with the resulting gains or losses recognized in the statement of income. Monetary assets and liabilities denominated in foreign currencies are translated into Korean won at (Won)1,078.1 and (Won)1,138.9 to USD 1 based on the basic exchange rate and the cross-exchange rate announced by the Seoul Monetary Brokerage Services Ltd. on June 30, 2011 and December 31, 2010, respectively. Financial statements of foreign-based operations, branches, and companies accounted for using the equity method are translated at the rate of exchange at the end of the reporting period.

Use of Estimates

The preparation of non-consolidated financial statements in accordance with accounting principles generally accepted in the Republic of Korea requires management to make estimates and assumptions that affect the amounts reported in the non-consolidated financial statements and related notes to non-consolidated financial statements. Actual results could differ from those estimates.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

3. DUE FROM BANKS:

(1) Due from banks as of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions):

	Financial institution	Interest (%)	2011		2010
Due from banks in local currency	Reserve deposit	—	(Won)	25	(Won)	35
	Demand deposits	—		1,229		2,216
	Time deposits	3.17~3.95		423,000		1,223,000
	Certificate of deposits	3.3		9,733		44,177
	Others	1.9~3.92		201,151		296,200

				635,138		1,565,628

Due from banks in foreign currencies	Demand deposits	—		19,230		23,405
	Others	Federal funds rate-0.2 and others		256,439		20,994

				275,669		44,399

			(Won)	910,807	(Won)	1,620,027

(2) As of June 30, 2011 and December 31, 2010, the Bank does not have the restricted deposits.

(3) Due from banks by financial institution as of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions):

	2011						2010
	Due from banks in local currency		Due from banks in foreign currencies		Total		Due from banks in local currency		Due from banks in foreign currencies		Total
BOK	(Won)	25	(Won)	—	(Won)	25	(Won)	35	(Won)	—	(Won)	35
Banks		452,913		275,669		728,582		1,315,593		43,902		1,359,495
Others		182,200		—		182,200		250,000		497		250,497

	(Won)	635,138	(Won)	275,669	(Won)	910,807	(Won)	1,565,628	(Won)	44,399	(Won)	1,610,027

(4) The maturities of due from banks as of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions):

2011

	Due in 3 months or less		Due after 3 months to 6 months		Due after 6 months to 12 months		Total
Due from banks in local currency	(Won)	495,138	(Won)	140,000	(Won)	—	(Won)	635,138
Due from banks in foreign currencies		275,669		—		—		275,669

	(Won)	770,807	(Won)	140,000	(Won)	—	(Won)	910,807

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

2010

	Due in 3 months or less		Due after 3 months to 6 months		Due after 6 months to 12 months		Total
Due from banks in local currency	(Won)	1,033,015	(Won)	319,881	(Won)	212,732	(Won)	1,565,628
Due from banks in foreign currencies		44,399		—		—		44,399

	(Won)	1,077,414	(Won)	319,881	(Won)	212,732	(Won)	1,610,027

4. SECURITIES:

(1) Securities as of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions):

	2011		2010
Equity securities:
Marketable equity securities	(Won)	730,058	(Won)	807,977
Non-marketable equity securities		3,075,524		2,137,418
Beneficiary certificates		5,413		5,606
Equity investment		7,283		2,112

		3,818,278		2,953,113
Debt securities:
Other securities in foreign currencies		16,632		16,701
Equity method accounted investments		231,345		235,441

	(Won)	4,066,255	(Won)	3,205,255

1) Debt securities as of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions):

2011

	Face amount		Acquisition costs		Amortized costs (*1)		Fair value (*2)		Book value
Other securities in foreign currencies	(Won)	15,707	(Won)	16,231	(Won)	15,999	(Won)	16,632	(Won)	16,632

2010

	Face amount		Acquisition costs		Amortized costs (*1)		Fair value (*2)		Book value
Other securities in foreign currencies	(Won)	15,967	(Won)	16,521	(Won)	16,390	(Won)	16,701	(Won)	16,701

(*1)	The difference between face value and acquisition cost is amortized using the effective interest rate method.
(*2)	Fair value of debt securities in foreign currency was calculated by using standard price for the latest transaction date presented by Euroclear, a securities and depository clearing house.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

2) The maturities of debt securities as of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions):

2011

	Due in 1 year or less		Due after 1 year to 5 years		Due after 5 years to 10 years		Due after 10 years		Total
Other securities in foreign currencies	(Won)	—	(Won)	—	(Won)	15,240	(Won)	1,392	(Won)	16,632

2010

	Due in 1 year or less		Due after 1 year to 5 years		Due after 5 years to 10 years		Due after 10 years		Total
Other securities in foreign currencies	(Won)	—	(Won)	—	(Won)	1,100	(Won)	15,601	(Won)	16,701

3) Marketable equity securities as of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions):

2011

	No. of shares	Ownership (%)	Book value before fair value adjustment		Fair value (book value)
Korea Exchange Bank (“KEB”)	40,314,387	6.25	(Won)	475,710	(Won)	387,018
Industrial Bank of Korea	8,501,153	1.56		159,396		158,547
Keumho Tires Co., Inc. (*)	7,197,800	7.93		40,891		72,856
SK Networks Co., Ltd.	9,886,160	3.98		131,980		107,759
SAMT Co., Inc. (*)	3,459,279	4.30		3,865		3,878

			(Won)	811,842	(Won)	730,058

(*)	Shares of Keumho Tires Co., Inc. and SAMT Co., Inc. are restricted for sale as of June 30, 2011. The Bank recorded the fair value of these securities restricted for sale by using the fair value information from the external pricing agency, the Korea Asset Pricing (“KAP”).

2010

	No. of shares	Ownership (%)	Book value before fair value adjustment		Fair value (book value)
KEB	40,314,387	6.25	(Won)	584,559	(Won)	475,710
Industrial Bank of Korea	8,501,153	1.56		119,016		159,396
Keumho Tires Co., Inc. (*)	7,197,800	7.93		36,191		40,891
SK Networks Co., Ltd. (*)	9,886,160	3.98		116,904		131,980

			(Won)	856,670	(Won)	807,977

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

(*)	Shares of Keumho Tires Co., Inc. are restricted for sale as of December 31, 2010. The Bank recorded the fair value of these securities restricted for sale by using the fair value information from the external pricing agency, the KAP.

4) Non-marketable equity securities as of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions):

2011

	No. of shares	Ownership (%)	Book value before fair value adjustment		Book Value (*)
Korea Expressway Corp.	280,961,704	11.63	(Won)	2,695,829	(Won)	2,634,859
Kyobo Life Insurance Co., Ltd.	1,199,001	5.85		307,704		307,774
Industrial Bank of Korea (preferred stock)	6,210,000	6.34		104,794		104,235
Korea Ship Finance	254,000	14.99		1,528		1,669
Daewoo Electronics Corp.	1,122	0.21		194		171
Pantech Co., Ltd.	58,713,052	3.56		23,837		23,661
SB Telcom	420,984	3.30		210		210
Hanchang Paper Co., Ltd.	1,293,600	2.85		652		639
Korea Data Systems Co., Ltd.	320	0.01		1		1
Others	1,958,416	—		2,701		2,305

			(Won)	3,137,450	(Won)	3,075,524

(*)	As of June 30, 2011, the Bank recorded the fair value of the shares of Korea Expressway Corp., Kyobo Life Insurance Co., Ltd., Industrial Bank of Korea (preferred stock), Korea Ship Finance, Daewoo Electronics Corp., Pantech Co., Ltd., Hanchang Paper Co., Ltd., and Korea Data Systems Co., Ltd. by using the fair value information from KAP. The other securities were recorded at the acquisition costs since the fair value was not readily determinable. The shares of Daewoo Electronics Corp., Pantech Co., Ltd., SB Telcom, Hanchang Paper Co., Ltd., and Korea Data Systems Co., Ltd. are restricted for sale as of June 30, 2011.

2010

	No. of shares	Ownership (%)	Book value before fair value adjustment		Book Value (*)
Korea Expressway Corp.	180,580,254	8.03	(Won)	1,634,071	(Won)	1,695,829
Kyobo Life Insurance Co., Ltd.	1,199,001	5.85		288,659		307,704
Industrial Bank of Korea (preferred stock)	6,210,000	6.34		78,246		104,794
Korea Ship Finance	254,000	14.99		1,496		1,528
Daewoo Electronics Corp.	224,580	0.21		175		194
Pantech Co., Ltd.	58,713,052	3.56		24,425		23,837
SB Telcom	420,984	3.29		210		210
Hanchang Paper Co., Ltd.	1,293,600	2.85		675		653
Korea Data Systems Co., Ltd.	320	0.24		2		1
Others	1,055,014	—		1,704		2,668

			(Won)	2,029,663	(Won)	2,137,418

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

(*)	As of December 31, 2010, the Bank recorded the fair value of the shares of Korea Expressway Corp., Kyobo Life Insurance Co., Ltd., Industrial Bank of Korea (preferred stock), Korea Ship Finance, Daewoo Electronics Corp., Pantech Co., Ltd., Hanchang Paper Co., Ltd., and Korea Data Systems Co., Ltd. by using the fair value information from KAP. The other securities were recorded at the acquisition costs since the fair value was not readily determinable. The shares of Daewoo Electronics Corp., Pantech Co., Ltd., SB Telcom, Hanchang Paper Co., Ltd., and Korea Data Systems Co., Ltd. are restricted for sale as of December 31, 2010.

5) Beneficiary certificates as of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions):

2011

	Ownership (%)	Book value before fair value adjustment		Book value
KEXIM Carbon Fund	14.97	(Won)	5,606	(Won)	5,413

2010

	Ownership (%)	Book value before fair value adjustment		Book value
KEXIM Carbon Fund	14.97	(Won)	5,749	(Won)	5,606

6) Equity investments as of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions):

2011

	Ownership (%)	Book value before fair value adjustment		Book value
Korea Asset Management Corporation	0.14	(Won)	1,220	(Won)	1,220
Korea Money Brokerage Corporation	0.56		323		398
KEXIM Resource Development Fund 1	9.16		5,434		5,434
KEXIM Resource Development Fund 2	8.33		231		231

		(Won)	7,208	(Won)	7,283

2010

	Ownership (%)	Book value before fair value adjustment		Book value
Korea Asset Management Corporation	0.14	(Won)	1,220	(Won)	1,220
Korea Money Brokerage Corporation	0.56		239		323
KEXIM Resource Development Fund 1	9.16		484		484
KEXIM Resource Development Fund 2	7.46		85		85

		(Won)	2,028	(Won)	2,112

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

(2) Details of equity method accounted investments as of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions):

	Ownership (%)	Acquisition costs		Book value
				2011		2010
KEXIM Bank UK Limited	100	(Won)	41,000	(Won)	46,922	(Won)	46,705
KEXIM Vietnam Leasing Co.	100		12,840		9,086		8,783
PT. KOEXIM Mandiri Finance	85		4,944		22,957		22,332
KEXIM Asia Limited	100		29,631		44,424		43,731
Credit Guarantee and Investment Fund (“CGIF”)	14		110,479		107,956		113,890

		(Won)	198,894	(Won)	231,345	(Won)	235,441

1) As of June 30, 2011 and December 31, 2010, the valuation gain and loss on equity method accounted investments are as follows (Korean won in millions):

2011

	Beginning balances		Dividend		Gain		Accumulated other comprehensive income		Others		Ending balances
KEXIM Bank UK Limited	(Won)	46,705	(Won)	(-)151	(Won)	1,028	(Won)	—	(Won)	(-)660	(Won)	46,922
KEXIM Vietnam Leasing Co.		8,783		—		772		—		(-)469		9,086
PT. KOEXIM Mandiri Finance		22,332		(-)184		1,071		—		(-)262		22,957
KEXIM Asia Limited		43,731		(-)291		2,315		1,007		(-)2,338		44,424
CGIF		113,890		—		146		—		(-)6,080		107,956

	(Won)	235,441	(Won)	(-)626	(Won)	5,332	(Won)	1,007	(Won)	(-)9,809	(Won)	231,345

(*)	Due to the time lag in obtaining audited or reviewed financial statements of the investees for the preparation of the Bank’s non-consolidated financial statements, the financial statements prepared by the investees’ management have been used for equity method accounting. The Bank performed additional procedures to review the reliability of those financial statements prepared by the investees’ management.

2010

	Beginning balances		Dividend		Gain		Accumulated other comprehensive income		Others		Ending balances
KEXIM Bank UK Limited	(Won)	46,590	(Won)	(-)37	(Won)	3,130	(Won)	—	(Won)	(-)2,978	(Won)	46,705
KEXIM Vietnam Leasing Co.		8,781		—		217		—		(-)215		8,783
PT. KOEXIM Mandiri Finance		20,035		(-)49		1,891		—		455		22,332
KEXIM Asia Limited		39,688		(-)67		3,643		1,455		(-)988		43,731
CGIF		116,710		—		—		—		(-)2,820		113,890

	(Won)	231,804	(Won)	(-)153	(Won)	8,881	(Won)	1,455	(Won)	(-)6,546	(Won)	235,441

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

(*)	Due to the time lag in obtaining audited or reviewed financial statements of the investees for the preparation of the Bank’s financial statements, the financial statements prepared by the investees’ management have been used for equity method accounting. The Bank performed additional procedures to review the reliability of those financial statements prepared by the investees’ management. According to an agreement of ASEAN Finance Minister Conference in May 2010, the Bank, on behalf of the Government, made an equity investment in CGIF in December 2010. During the current period, there were no operating activities. Therefore, equity method was not applied to the related investments in the current period.

2) The summary of financial positions and operating results of the entities in equity method accounted investments as of June 30, 2011 and December 31, 2010, is as follows (Korean won in millions):

2011

	Assets		Liabilities		Stockholders’ equity		Net income
KEXIM Bank UK Limited	(Won)	379,650	(Won)	335,522	(Won)	44,128	(Won)	997
KEXIM Vietnam Leasing Co		91,763		83,599		8,164		903
PT. KOEXIM Mandiri Finance		161,941		139,116		22,825		935
KEXIM Asia Limited		306,080		263,313		42,767		2,246
CGIF		1,342,645		661,535		681,110		921

	(Won)	2,282,079	(Won)	1,483,085	(Won)	798,994	(Won)	6,002

2010

	Assets		Liabilities		Stockholders’ equity		Net income
KEXIM Bank UK Limited	(Won)	423,828	(Won)	380,091	(Won)	43,737	(Won)	1,472
KEXIM Vietnam Leasing Co		96,205		88,428		7,777		200
PT. KOEXIM Mandiri Finance		161,188		139,620		21,568		1,658
KEXIM Asia Limited		352,389		310,506		41,883		3,064
CGIF		797,230		—		797,230		—

	(Won)	1,830,840	(Won)	918,645	(Won)	912,195	(Won)	6,394

3) Changes in valuation gain (loss) on available-for-sale securities and equity method accounted investments recorded in accumulated other comprehensive income for the six months ended June 30, 2011, and for the year ended December 31, 2010, are as follows (Korean won in millions):

2011

	Beginning balance		Unrealized gain (loss)	Disposition	Ending balance
Available-for-sale securities	(Won)	197,353	(Won)(-)111,291	(Won)—	(Won)86,062
Equity method accounted investments		387	788	—	1,175

	(Won)	197,740	(Won)(-)110,503	(Won)—	(Won)87,237

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

2010

	Beginning balance	Unrealized Gain		Disposition	Ending balance
Available-for-sale securities	(Won)351,139	(Won)	46,648	(Won)(-)200,434	(Won)	197,353
Equity method accounted investments	(-)747		1,134	—		387

	(Won)350,392	(Won)	47,782	(Won)(-)200,434	(Won)	197,740

5. LOANS:

(1) Loans outstanding as of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions):

	2011		2010
Loans in local currency:
Loans for export	(Won)	7,242,932	(Won)	6,419,344
Loans for overseas investment		1,340,072		1,306,227
Loans for import		1,510,961		1,342,216
Others		19,459		22,091

		10,113,424		9,089,878

Loans in foreign currencies:
Loans for export		13,066,574		13,457,453
Loans for overseas investment		12,604,593		12,398,219
Trading note rediscount loans		1,407,136		1,551,182
Loans for import		1,072,870		1,158,907
Overseas funding loans		834,678		735,268
Domestic usance bills		344,984		224,698
Interbank loans		155,646		158,957
Others		21,562		22,778

		29,508,043		29,707,462
Changes in fair values of loans in foreign currencies (*)		264,575		286,596

Deferred loan origination fees		(-)146,332		(-)126,523

		29,626,286		29,867,535

Bills bought in local currency		36,061		42,213
Bills bought in foreign currencies		1,260,843		867,119
Advances for customers		176,457		42,249
Call loans in foreign currencies		338,779		1,480,890

Total loans before allowances for loan losses		41,551,850		41,389,884
Allowance for loan losses		(-)1,414,447		(-)1,481,962

Loans, net of allowance for loan losses	(Won)	40,137,403	(Won)	39,907,922

(*)	Interest rate swap was contracted to hedge the changes in the fair value of loan commitment in foreign currencies resulting from the volatility in interest rates. The gain on valuation of loan commitment, which was confirmed, was recognized as changes in fair values of loans in foreign currencies.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

(2) Loans classified by customer as of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions):

2011

	Loans in local currency		Loans in foreign currencies (*2)		Total		Ratio (%)
Large corporations	(Won)	7,832,600	(Won)	12,622,634	(Won)	20,455,234	51.63
Small and medium company (*1)		2,113,924		2,518,096		4,632,020	11.69
Public sector and others		166,900		14,367,313		14,534,213	36.68

	(Won)	10,113,424	(Won)	29,508,043	(Won)	39,621,467	100.00

2010

	Loans in local currency		Loans in foreign currencies (*2)		Total		Ratio (%)
Large corporations	(Won)	6,546,068	(Won)	12,362,787	(Won)	18,908,855	48.74
Small and medium company (*1)		2,526,910		2,698,817		5,225,727	13.47
Public sector and others		16,900		14,645,858		14,662,758	37.79

	(Won)	9,089,878	(Won)	29,707,462	(Won)	38,797,340	100.00

(*1)	Small and medium company is defined in Paragraph 1 of Article 2 of the Small and Medium Company Law.
(*2)	The amounts of loans in foreign currencies in the above table exclude deferred loan origination fees and changes in fair values of loans in foreign currencies.

(3) Loans to other financial institutions as of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions):

2011

	Banks		Others		Total
Loans in local currency	(Won)	350,000	(Won)	—	(Won)	350,000
Loans in foreign currencies		1,218,469		2,607,156		3,825,625
Other		10,781		904,828		915,609

	(Won)	1,579,250	(Won)	3,511,984	(Won)	5,091,234

2010

	Banks		Others		Total
Loans in local currency	(Won)	350,000	(Won)	—	(Won)	350,000
Loans in foreign currencies		1,346,180		2,474,482		3,820,662
Other		5,695		1,952,443		1,958,138

	(Won)	1,701,875	(Won)	4,426,925	(Won)	6,128,800

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

(4) Loans classified by industry as of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions):

2011

	Loans in local currency		Loans in foreign currencies (*1)		Others (*2)		Total		Ratio (%)
Manufacturing	(Won)	7,559,862	(Won)	11,289,722	(Won)	621,925	(Won)	19,471,509	47.00
Transportation		181,990		6,820,686		—		7,002,676	16.90
Finance and insurance		350,000		3,825,625		915,609		5,091,234	12.29
Wholesale and retail		852,648		961,697		146,461		1,960,806	4.73
Real estate		—		16,711		—		16,711	0.04
Construction		1,011,167		883,907		—		1,895,074	4.57
Public sector and others		157,757		5,709,695		128,145		5,995,597	14.47

	(Won)	10,113,424	(Won)	29,508,043	(Won)	1,812,140	(Won)	41,433,607	100.00

2010

	Loans in local currency		Loans in foreign currencies (*1)		Others (*2)		Total		Ratio (%)
Manufacturing	(Won)	6,903,805	(Won)	10,367,590	(Won)	275,896	(Won)	17,547,291	42.56
Transportation		181,990		7,857,902		—		8,039,892	19.50
Finance and insurance		350,000		3,820,662		1,958,138		6,128,800	14.86
Wholesale and retail		714,964		1,046,779		80,254		1,841,997	4.47
Real estate		—		21,070		—		21,070	0.05
Construction		834,967		911,146		—		1,746,113	4.24
Public sector and others		104,152		5,682,313		118,183		5,904,648	14.32

	(Won)	9,089,878	(Won)	29,707,462	(Won)	2,432,471	(Won)	41,229,811	100.00

(*1)	The amounts of loans in foreign currencies in the above table exclude deferred loan origination fees and changes in fair values of loans in foreign currencies.
(*2)	Others are composed of bills bought in local currency, bills bought in foreign currencies, advances for customers, and call loans in foreign currencies.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

(5) Loans classified by risk-possessive country as of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions):

2011

	Loans in local currency		Loans in foreign currencies (*)		Others		Total		Ratio (%)
Asia:
Korea	(Won)	10,110,424	(Won)	17,384,555	(Won)	695,848	(Won)	28,190,827	68.04
Saudi Arabia		—		1,647,509		45,099		1,692,608	4.09
Iran		—		926,815		7,711		934,526	2.26
Qatar		—		873,379		—		873,379	2.11
Singapore		—		320,797		—		320,797	0.77
Yemen		—		231,033		—		231,033	0.56
India		—		806,273		42,255		848,528	2.05
Indonesia		—		402,829		12,983		415,812	1.00
Others		—		780,960		396,805		1,177,765	2.84

		10,110,424		23,374,150		1,200,701		34,685,275	83.72

Europe:
England		—		1,358,953		36,941		1,395,894	3.37
France		—		434,262		2,818		437,080	1.05
Sweden		—		529,122		—		529,122	1.28
Ireland		—		445,697		—		445,697	1.08
Belgium		—		331,216		1,918		333,134	0.80
Netherlands		—		194,745		74,149		268,894	0.65
Others		—		1,697,292		343,145		2,040,437	4.92

		—		4,991,287		458,971		5,450,258	13.15

America:
Canada		—		283,645		43		283,688	0.68
Brazil		—		144,465		—		144,465	0.35
Peru		—		171,533		—		171,533	0.41
United States		3,000		314,874		144,091		461,965	1.12
Others		—		215,950		4,514		220,464	0.53

		3,000		1,130,467		148,648		1,282,115	3.09

Africa:
Nigeria		—		12,139		—		12,139	0.03
Others		—		—		3,820		3,820	0.01

		—		12,139		3,820		15,959	0.04

	(Won)	10,113,424	(Won)	29,508,043	(Won)	1,812,140	(Won)	41,433,607	100.00

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

2010

	Loans in local currency		Loans in foreign currencies (*)		Others		Total		Ratio (%)
Asia:
Korea	(Won)	9,089,878	(Won)	16,898,068	(Won)	1,654,180	(Won)	27,642,126	67.04
Saudi Arabia		—		1,685,814		62		1,685,876	4.09
Iran		—		1,180,086		59,176		1,239,262	3.00
Qatar		—		971,058		971		972,029	2.36
Singapore		—		682,114		30,864		712,978	1.73
Yemen		—		253,820		131		253,951	0.62
India		—		662,430		37,683		700,113	1.70
Indonesia		—		362,712		6,362		369,074	0.89
Others		—		927,008		213,449		1,140,457	2.77

		9,089,878		23,623,110		2,002,878		34,715,866	84.20

Europe:
England		—		1,471,991		21,500		1,493,491	3.62
France		—		392,005		7,951		399,956	0.97
Sweden		—		578,941		—		578,941	1.41
Ireland		—		470,833		—		470,833	1.14
Belgium		—		372,793		7,893		380,686	0.92
Netherlands		—		217,960		56,945		274,905	0.67
Others		—		1,529,761		158,032		1,687,793	4.09

		—		5,034,284		252,321		5,286,605	12.82

America:
Canada		—		319,404		41		319,445	0.77
Brazil		—		162,863		5,023		167,886	0.41
Peru		—		187,919		—		187,919	0.46
United States		—		164,823		156,346		321,169	0.78
Others		—		202,235		4,152		206,387	0.50

		—		1,037,244		165,562		1,202,806	2.92

Africa:
Nigeria		—		12,824		—		12,824	0.03
Others		—		—		11,710		11,710	0.03

		—		12,824		11,710		24,534	0.06

	(Won)	9,089,878	(Won)	29,707,462	(Won)	2,432,471	(Won)	41,229,811	100.00

(*)	The amounts of loans in foreign currencies in the above table exclude deferred loan origination fees and changes in fair values of loans in foreign currencies.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

(6) Changes in present value discounts relating to the troubled debt restructuring for the six months ended June 30, 2011, and for the year ended December 31, 2010, are as follows (Korean won in millions):

2011

	Discount rate (%)	Term (years)	Beginning balance		Addition		Amortization	Changes in exchange rate	Ending balance
Troubled debt restructuring	2.67~13.85	1~15	(Won)	34,422	(Won)	183	(Won)(-)2,872	(Won)(-)1,674	(Won)	30,059

2010

	Discount rate (%)	Term (years)	Beginning balance		Addition	Amortization	Changes in exchange rate	Ending balance
Troubled debt restructuring	4.12~13.85	3~18	(Won)	42,404	(Won)3,212	(Won)(-)10,343	(Won)(-)851	(Won)34,422

(*)	As of February 20, 2004, the Bank restructured the remaining balance of USD 299 million overdue loan to Russia (USD 422 million—the principal and interest amounting to USD 262 million and USD 160 million, respectively, at the time of restructuring) after the reduction of unpaid interest of USD 123 million in accordance with the bilateral agreement between the Government and Russian Government. As of June 30, 2011 and December 31, 2010, the balance of restructured loan to Russia was (Won)165,323 million and (Won)180,670 million, respectively, and the balance of present value discounts was (Won)24,765 million and (Won)27,773 million, respectively.

(7) The maturities of loans as of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions):

2011

	Loans in local currency		Loans in foreign currencies (*)		Others		Total		Ratio (%)
Due in 3 months or less	(Won)	1,832,325	(Won)	3,406,687	(Won)	1,403,901	(Won)	6,642,913	16.03
Due after 3 months to 6 months		3,053,701		3,646,819		137,505		6,838,025	16.50
Due after 6 months to 1 year		2,177,826		3,101,680		59,434		5,338,940	12.89
Due after 1 year to 2 years		1,174,430		1,762,093		—		2,936,523	7.09
Due after 2 years to 3 years		237,557		1,213,046		—		1,450,603	3.50
Due after 3 years to 4 years		610,379		1,556,878		—		2,167,257	5.23
Due after 4 years to 5 years		48,500		663,647		—		712,147	1.72
Due after 5 years		978,706		14,157,193		211,300		15,347,199	37.04

	(Won)	10,113,424	(Won)	29,508,043	(Won)	1,812,140	(Won)	41,433,607	100.00

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

2010

	Loans in local currency		Loans in foreign currencies (*)		Others		Total		Ratio (%)
Due in 3 months or less	(Won)	1,483,544	(Won)	4,471,776	(Won)	2,245,581	(Won)	8,200,901	19.89
Due after 3 months to 6 months		3,916,327		2,561,752		83,021		6,561,100	15.91
Due after 6 months to 1 year		700,156		3,595,668		21,981		4,317,805	10.47
Due after 1 year to 2 years		453,035		1,661,078		—		2,114,113	5.13
Due after 2 years to 3 years		872,534		2,412,046		—		3,284,580	7.97
Due after 3 years to 4 years		482,793		2,804,285		39,639		3,326,717	8.07
Due after 4 years to 5 years		603,979		5,397,044		—		6,001,023	14.56
Due after 5 years		577,510		6,803,813		42,249		7,423,572	18.00

	(Won)	9,089,878	(Won)	29,707,462	(Won)	2,432,471	(Won)	41,229,811	100.00

(*)	The amounts of loans in foreign currencies in the above table exclude deferred loan origination fees and changes in fair values of loans in foreign currencies.

6. ALLOWANCES FOR LOAN LOSSES:

(1) As of June 30, 2011 and December 31, 2010, loan balances and allowances for loan losses by credit risk classification are as follows (Korean won in millions):

2011

		Balance (*)		Allowance		Provision ratio (%)
Loans in local currency	Normal	(Won)	8,747,349	(Won)	135,605	1.55
	Precautionary		1,185,274		221,896	18.72
	Substandard		103,009		44,860	43.55
	Doubtful		38,324		36,332	94.80
	Estimated loss		39,468		39,468	100.00

			10,113,424		478,161	4.73

Loans in foreign currencies	Normal		28,994,199		662,371	2.28
	Precautionary		90,945		16,326	17.95
	Substandard		146,010		63,587	43.55
	Doubtful		23,555		22,323	94.77
	Estimated loss		97,688		97,688	100.00

			29,352,397		862,295	2.94

Other	Normal		1,395,377		22,600	1.62
	Precautionary		34,843		8,428	24.19
	Substandard		11		5	43.55
	Doubtful		12,266		11,610	94.65
	Estimated loss		31,348		31,348	100.00

			1,473,845		73,991	5.02

		(Won)	40,939,666	(Won)	1,414,447	3.45

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

(*)	The loan balances in the above table do not include the present-value discounts. Interbank loans of (Won)155,646 million and call loans of (Won)388,779 million, which were classified as normal, are excluded from the loan balances in the above table, while suspense payments of (Won)484 million are included. Changes in fair values of loans in foreign currencies of (Won)264,575 million and deferred loan origination fees of (Won)146,332 million are not included.

2010

		Balance (*)		Allowance		Provision ratio (%)
Loans in local currency	Normal	(Won)	7,620,754	(Won)	117,324	1.54
	Precautionary		1,300,684		243,823	18.75
	Substandard		103,577		45,108	43.55
	Doubtful		33,991		32,280	94.97
	Estimated loss		30,872		30,872	100.00

			9,089,878		469,407	5.16

Loans in foreign currencies	Normal		28,750,584		700,433	2.44
	Precautionary		512,139		51,209	10.00
	Substandard		151,615		66,028	43.55
	Doubtful		16,890		16,020	94.85
	Estimated loss		117,277		117,277	100.00

			29,548,505		950,967	3.22

Other	Normal		877,144		18,224	2.08
	Precautionary		39,639		9,756	24.61
	Substandard		2,198		957	43.55
	Doubtful		5		5	94.65
	Estimated loss		32,646		32,646	100.00

			951,632		61,588	6.47

		(Won)	39,590,015	(Won)	1,481,962	3.74

(*)	The loan balances in the above table do not include the present-value discounts. Interbank loans of (Won)158,957 million and call loans of (Won)1,480,890 million, which were classified as normal, are excluded from the loan balances in the above table, while suspense payments of (Won)51 million are included. Changes in fair values of loans in foreign currencies of (Won)286,596 million and deferred loan origination fees of (Won)126,523 million are not included.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

(2) Changes in allowances for loan losses for the six months ended June 30, 2011, and for the year ended December 31, 2010, are as follows (Korean won in millions):

	2011		2010
Beginning balance	(Won)	1,481,962	(Won)	1,224,406
Provision for loan losses		(-)9,953		469,058
Write-off		(-)4,317		(-)155,007
Debt to equity swap		—		(-)2,011
Decrease in present value discounts		(-)2,872		(-)10,343
Changes in exchange rates and others		(-)50,373		(-)44,141

Ending balance	(Won)	1,414,447	(Won)	1,481,962

(3) The ratio of allowances to loans for the six months ended June 30, 2011, and for the years ended December 31, 2010 and 2009, is as follows (Korean won in millions):

	2011.06.30		2010.12.31		2009.12.31
Loans subject to allowance for loan losses	(Won)	40,939,666	(Won)	39,590,015	(Won)	35,539,550
Allowances for loan losses		1,414,447		1,481,962		1,224,406

Ratio (%)		3.45		3.74		3.45

7. TANGIBLE ASSETS:

(1) Tangible assets and the related accumulated depreciation as of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions):

	2011						2010
	Acquisition cost		Accumulated depreciation		Book value		Acquisition cost		Accumulated depreciation		Book value
Land	(Won)	4,484	(Won)	—	(Won)	4,484	(Won)	4,484	(Won)	—	(Won)	4,484
Buildings		44,612		19,540		25,072		44,612		18,794		25,818
Vehicles		2,386		1,867		519		2,452		1,738		714
Equipment		16,389		14,179		2,210		16,083		13,606		2,477

	(Won)	67,871	(Won)	35,586	(Won)	32,285	(Won)	67,631	(Won)	34,138	(Won)	33,493

(2) The officially declared value of land at June 30, 2011 and December 31, 2010, as announced by the Ministry of Land, Transport and Maritime Affairs, was (Won)103,924 million and (Won)103,096 million, respectively. The officially declared value, which is used for government purposes, is not intended to represent fair value.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

(3) Changes in book value of tangible assets for the six months ended June 30, 2011, and for the year ended December 31, 2010, are as follows (Korean won in millions):

2011

	Beginning balances		Acquisitions		Disposals		Depreciation		Ending balances
Land	(Won)	4,484	(Won)	—	(Won)	—	(Won)	—	(Won)	4,484
Buildings		25,818		—		—		746		25,072
Vehicles		714		—		—		195		519
Equipment		2,477		359		2		624		2,210

	(Won)	33,493	(Won)	359	(Won)	2	(Won)	1,565	(Won)	32,285

2010

	Beginning balances		Acquisitions		Disposals		Depreciation		Ending balances
Land	(Won)	4,484	(Won)	—	(Won)	—	(Won)	—	(Won)	4,484
Buildings		27,320		—		—		1,502		25,818
Vehicles		781		499		—		566		714
Equipment		2,283		1,437		2		1,241		2,477

	(Won)	34,868	(Won)	1,936	(Won)	2	(Won)	3,309	(Won)	33,493

(4) Insured assets as of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions):

	Insurance company	2011				2010
		Book value		Insured amount		Book value		Insured amount
Buildings	Lotte Insurance Co., Ltd. and others	(Won)	25,072	(Won)	22,854	(Won)	25,818	(Won)	22,854
Equipment	Meritz Fire Co., Ltd. and others		2,210		1,956		2,477		2,198

		(Won)	27,282	(Won)	24,810	(Won)	28,295	(Won)	25,052

In addition to the above, the Bank carries a commercial liability package and gas liability insurance with a maximum coverage of (Won)80 million per accidental death and (Won)300 million per accidental property damage. All vehicles are covered by comprehensive auto insurance.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

8. OTHER ASSETS:

(1) Details of other assets as of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions):

	2011		2010
Security deposits	(Won)	25,526	(Won)	25,199
Accounts receivable		44,630		44,756
Accrued income		365,119		371,933
Prepaid expense		63,369		76,314
Advanced payment		69		—
Deferred tax assets (Note 19)		336,754		301,717
Derivative assets (Note 16)		1,335,971		1,094,491
Intangible assets		3,616		3,675
Sundry assets:
Other loans		7,143		7,601
Other suspense payments		1,046		939
Suspense payments on credit		484		51
Membership certificates		6,091		6,098
Others		10		11

	(Won)	2,189,828	(Won)	1,932,785

(2) Changes in intangible assets for the six months ended June 30, 2011, and for the year ended December 31, 2010, are as follows (Korean won in millions):

	2011		2010
Beginning balance	(Won)	3,675	(Won)	3,370
Increase		571		1,427
Amortization		(-)630		(-)1,122

Ending balance	(Won)	3,616	(Won)	3,675

9. BORROWINGS:

(1) Details of borrowings of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions):

	2011		2010
Call money	(Won)	604,240	(Won)	785,841
Borrowings in foreign currencies		3,461,846		3,499,009
Debentures		33,327,403		32,932,095

Ending balance	(Won)	37,393,489	(Won)	37,216,945

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

(2) Details of call money and borrowings in foreign currencies as of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions):

	Interest rate (%)	2011		2010
Call money:
Local currency	3.05~3.18	(Won)	173,000	(Won)	—
Foreign currencies	London InterBank Offered Rate (LIBOR) 1M + 0.34 and others		431,240		785,841

			604,240		785,841

Borrowings in foreign currencies:
Borrowings from banks	LIBOR 3M + 0.1 and others		1,848,602		1,814,535
Commercial papers	0.11~1.71		1,066,426		1,397,136
Offshore commercial papers	0.32~1.02		110,260		62,640
Other borrowings	0.75~2.87		436,558		224,698

			3,461,846		3,499,009

		(Won)	4,066,086	(Won)	4,284,850

(3) Details of debentures of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions):

	Interest rate (%)	2011		2010
Local currency:
Floating-rate debentures in local currency	CD + 0.14 and others	(Won)	130,000	(Won)	200,000
Fixed-rate debentures in local currency	2.54~5.17		6,170,000		6,120,000
Discount on debentures			(-)58,300		(-)68,958
		(Won)	6,241,700	(Won)	6,251,042

Foreign currencies:
Floating rate debentures in foreign currencies	LIBOR 3M + 1.05 and others	(Won)	3,845,579	(Won)	4,397,046
Fixed rate debentures in foreign currencies	0.75~9.85		22,906,599		21,986,520

			26,752,178		26,383,566

Gain on valuation of fair value hedged items, net			413,106		378,090

			27,165,284		26,761,656
Discounts on debentures, net			(-)79,581		(-)80,603

		(Won)	27,085,703	(Won)	26,681,053

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

(4) Call money and borrowings in foreign currencies from financial institution as of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions):

	2011						2010
	Call money		Borrowings in foreign currencies		Total		Call money		Borrowings in foreign currencies		Total
Banks	(Won)	604,240	(Won)	3,025,288	(Won)	3,629,528	(Won)	785,841	(Won)	3,274,311	(Won)	4,060,152
Others		—		436,558		436,558		—		224,698		224,698

	(Won)	604,240	(Won)	3,461,846	(Won)	4,066,086	(Won)	785,841	(Won)	3,499,009	(Won)	4,284,850

(5) The term structures of borrowings and debentures as of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions):

2011

	Due in 3 months or less		Due after 3 months to 6 months		Due after 6 months to 1 year		Due after 1 year to 3 years		Due after 3 years		Total
Borrowings:
Call money	(Won)	604,240	(Won)	—	(Won)	—	(Won)	—	(Won)	—	(Won)	604,240
Borrowings in foreign currencies		1,508,975		518,831		581,327		852,713		—		3,461,846

	(Won)	2,113,215	(Won)	518,831	(Won)	581,327	(Won)	852,713	(Won)	—	(Won)	4,066,086

Debentures:
Debentures in local currency	(Won)	1,390,000	(Won)	2,720,000	(Won)	1,040,000	(Won)	610,000	(Won)	540,000	(Won)	6,300,000
Debentures in foreign currencies		941,347		1,780,419		2,651,108		10,668,322		10,710,982		26,752,178

	(Won)	2,331,347	(Won)	4,500,419	(Won)	3,691,108	(Won)	11,278,322	(Won)	11,250,982	(Won)	33,052,178

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

2010

	Due in 3 months or less		Due after 3 months to 6 months		Due after 6 months to 1 year		Due after 1 year to 3 years		Due after 3 years		Total
Borrowings:
Call money	(Won)	785,841	(Won)	—	(Won)	—	(Won)	—	(Won)	—	(Won)	785,841
Borrowings in foreign currencies		1,995,361		483,696		186,743		833,209		—		3,499,009

	(Won)	2,781,202	(Won)	483,696	(Won)	186,743	(Won)	833,209	(Won)	—	(Won)	4,284,850

Debentures:
Debentures in local currency	(Won)	1,630,000	(Won)	1,800,000	(Won)	2,210,000	(Won)	390,000	(Won)	290,000	(Won)	6,320,000
Debentures in foreign currencies		1,042,874		1,096,007		2,935,924		8,521,915		12,786,846		26,383,566

	(Won)	2,672,874	(Won)	2,896,007	(Won)	5,145,924	(Won)	8,911,915	(Won)	13,076,846	(Won)	32,703,566

10. OTHER LIABILITIES:

Details of other liabilities as of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions):

	2011		2010
Accrued retirement and severance benefits (Note 13)	(Won)	28,427	(Won)	25,302
Allowance for losses on acceptances and guarantees (Note 11)		811,521		874,080
Allowance for losses on unused loan commitments (Note 11)		56,830		69,055
Allowance for others (Note 12)		44,491		46,582
Foreign exchange settlement account—credit		22,395		346,179
Accounts payable		78,406		159,621
Accrued expenses		394,495		435,378
Unearned revenues		268,578		268,194
Guarantees deposits received		1,156		109
Derivative liabilities (Note 16)		474,443		638,479
Sundry liabilities
Suspense receipts		96,986		85,826
Taxes withheld		2,383		840
Others		8		6

	(Won)	2,280,119	(Won)	2,949,651

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

11. ACCEPTANCES, GUARANTEES, AND LOAN COMMITMENTS:

(1) Details of acceptances and guarantees as of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions):

	2011		2010
Confirmed acceptances and guarantees:
Local currency:
Guarantees for performance of contracts	(Won)	95,505	(Won)	101,845
Guarantees for repayment of advances		146,286		159,658
Others		250,482		176,300

		492,273		437,803

Foreign currencies:
Guarantees for performance of contracts		7,846,422		7,379,960
Guarantees for repayment of advances		27,287,826		32,396,456
Acceptances on import credit memorandum		200,915		191,545
Others		4,537,198		3,770,143

		39,872,361		43,738,104

	(Won)	40,364,634	(Won)	44,175,907

Unconfirmed acceptances and guarantees:
Letters of credit	(Won)	126,852	(Won)	112,000
Guarantees for repayment of advances		18,436,524		22,514,736
Others		1,164,313		1,345,786

	(Won)	19,727,689	(Won)	23,972,522

(2) As of June 30, 2011 and December 31, 2010, details of allowance for acceptances and guarantees outstanding are as follows (Korean won in millions):

	2011					2010
	Acceptances and guarantees		Allowance (*)		Ratio (%)	Acceptances and guarantees		Allowance (*)		Ratio (%)
Confirmed acceptances and guarantees:
Normal	(Won)	37,638,393	(Won)	347,056	0.92	(Won)	40,907,098	(Won)	365,676	0.89
Precautionary		2,556,426		237,385	9.29		3,114,102		284,954	9.15
Substandard		61,952		26,954	43.51		60,873		26,510	43.55
Doubtful		25,014		15,198	60.76		36		17	47.32
Estimated loss		82,849		82,849	100.00		93,798		60,680	64.69

		40,364,634		709,442	1.76		44,175,907		737,837	1.67

Unconfirmed acceptances and guarantees:
Normal		17,973,995		33,267	0.19		21,508,124		39,069	0.18
Precautionary		1,738,401		65,735	3.78		2,436,931		92,147	3.78
Substandard		2,158		247	11.45		5,499		634	11.52
Doubtful		12,013		2,274	18.93		—		—	—
Estimated loss		1,122		556	49.55		21,968		4,393	20.00

		19,727,689		102,079	0.52		23,972,522		136,243	0.57

	(Won)	60,092,323	(Won)	811,521	1.35	(Won)	68,148,429	(Won)	874,080	1.28

(*)	The Bank estimated allowance for the estimated losses on acceptances and guarantees considering the credit conversion factor by Financial Services Commission by applying the same methodology that was used to determine the allowance for loan losses.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

(3) Changes in allowance for losses on acceptances and guarantees for the six months ended June 30, 2011, and for the year ended December 31, 2010, are as follows (Korean won in millions):

	2011		2010
Beginning balance	(Won)	874,080	(Won)	476,522
Provision for allowance for possible losses		(-)21,744		412,613
Changes in foreign exchange rates and others		(-)40,815		(-)15,055

Ending balance	(Won)	811,521	(Won)	874,080

(4) Acceptances and guarantees classified by industry as of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions):

2011

	Confirmed			Unconfirmed			Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)
Manufacturing	(Won)	27,378,646	67.83	(Won)	18,821,157	95.40	(Won)	46,199,803	76.88
Construction		7,116,915	17.63		242,433	1.23		7,359,348	12.25
Service		2,813,206	6.97		20,176	0.10		2,833,382	4.71
Finance and insurance		1,007,773	2.50		132,185	0.67		1,139,958	1.90
Wholesale and retail		466,577	1.15		1,021	0.01		467,598	0.78
Others		1,581,517	3.92		510,717	2.59		2,092,234	3.48

	(Won)	40,364,634	100.00	(Won)	19,727,689	100.00	(Won)	60,092,323	100.00

2010

	Confirmed			Unconfirmed			Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)
Manufacturing	(Won)	32,723,505	74.08	(Won)	22,426,256	93.55	(Won)	55,149,761	80.93
Construction		5,652,164	12.79		473,121	1.97		6,125,284	8.99
Service		2,778,246	6.29		56,408	0.24		2,834,654	4.16
Finance and insurance		933,221	2.11		32,952	0.14		966,174	1.42
Wholesale and retail		469,497	1.06		37,953	0.16		507,450	0.74
Others		1,619,274	3.67		945,832	3.94		2,565,106	3.76

	(Won)	44,175,907	100.00	(Won)	23,972,522	100.00	(Won)	68,148,429	100.00

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

(5) Acceptances and guarantees classified by risk-possessive country as of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions):

2011

	Confirmed			Unconfirmed			Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)
Asia:
Korea	(Won)	38,406,209	95.15	(Won)	18,548,203	94.02	(Won)	56,954,412	94.78
India		294,784	0.73		69,968	0.36		364,752	0.61
Yemen		154,022	0.38		—	—		154,022	0.26
Jordan		90,727	0.22		12,016	0.06		102,743	0.17
Japan		89,927	0.22		—	—		89,927	0.15
Hong Kong		64,686	0.16		—	—		64,686	0.11
Indonesia		78,281	0.19		24,354	0.12		102,635	0.17
Saudi Arabia		87,522	0.22		177,693	0.90		265,215	0.44
Others		236,023	0.59		313,198	1.59		549,221	0.91

		39,502,181	97.86		19,145,432	97.05		58,647,613	97.60

Europe:
France		169,792	0.42		62,789	0.32		232,581	0.39
Greece		7,538	0.02		85,547	0.43		93,085	0.15
England		77,326	0.19		—	—		77,326	0.13
Russia		33,610	0.08		125,512	0.64		159,122	0.26

		288,266	0.71		273,848	1.39		562,114	0.93

America:
Mexico		237,584	0.59		25,033	0.13		262,617	0.44
Peru		140,346	0.35		—	—		140,346	0.23
Canada		—	—		75,346	0.38		75,346	0.13

		377,930	0.94		100,379	0.51		478,309	0.80

Africa:
Madagascar		196,257	0.49		13,972	0.07		210,229	0.35
Egypt		—	—		194,058	0.98		194,058	0.32

		196,257	0.49		208,030	1.05		404,287	0.67

	(Won)	40,364,634	100.00	(Won)	19,727,689	100.00	(Won)	60,092,323	100.00

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

2010

	Confirmed			Unconfirmed			Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)
Asia:
Korea	(Won)	42,485,310	96.18	(Won)	22,632,669	94.41	(Won)	65,117,979	95.55
India		304,708	0.69		89,044	0.37		393,752	0.58
Yemen		169,213	0.38		—	—		169,213	0.25
Jordan		86,406	0.20		22,131	0.09		108,537	0.16
Japan		85,707	0.19		—	—		85,707	0.13
Hong Kong		68,334	0.15		—	—		68,334	0.10
Indonesia		71,809	0.16		36,614	0.15		108,423	0.16
Saudi Arabia		—	—		280,161	1.17		280,161	0.41
Others		141,891	0.32		32,579	0.14		174,470	0.25

		43,413,378	98.27		23,093,198	96.33		66,506,576	97.59

Europe:
France		116,832	0.26		294,141	1.23		410,973	0.60
Greece		20,471	0.05		93,419	0.39		113,890	0.17
England		81,687	0.19		—	—		81,687	0.12
Russia		—	—		94,684	0.39		94,684	0.14

		218,990	0.50		482,244	2.01		701,234	1.03

America:
Mexico		197,222	0.45		82,963	0.35		280,185	0.41
Peru		153,752	0.34		—	—		153,752	0.23
Canada		—	—		79,595	0.33		79,595	0.11

		350,974	0.79		162,558	0.68		513,532	0.75

Africa:
Madagascar		192,565	0.44		29,520	0.12		222,085	0.33
Egypt		—	—		205,002	0.86		205,002	0.30

		192,565	0.44		234,522	0.98		427,087	0.63

	(Won)	44,175,907	100.00	(Won)	23,972,522	100.00	(Won)	68,148,429	100.00

(6) The ratio of allowance for acceptances and guarantees for the six months ended June 30, 2011, and for the years ended December 31, 2010 and 2009, are as follows (Korean won in millions):

	2011.06.30		2010.12.31		2009.12.31
Acceptances and guarantees subject to allowances	(Won)	60,092,323	(Won)	68,148,429	(Won)	75,869,224
Allowances	(Won)	811,521	(Won)	874,080	(Won)	476,522

Ratio (%)		1.35		1.28		0.63

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

(7) Details of unused loan commitments and related allowances as of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions):

	2011		2010
Unused line of credit for loan commitments	(Won)	12,841,825	(Won)	11,343,105
Allowances (*)	(Won)	56,830	(Won)	69,055

Ratio (%)		0.44		0.61

(*)	The Bank estimated allowance for the estimated losses on loan commitments considering the credit conversion factor by Financial Services Commission by applying the same methodology that was used to determine the allowance for loan losses.

(8) Changes in allowances for unused loan commitments for the six months ended June 30, 2011, and for the year ended December 31, 2010, are as follows (Korean won in millions):

	2011		2010
Beginning balance	(Won)	69,055	(Won)	67,121
Provision for allowances for unused loan commitments		(-)9,639		4,120
Changes in foreign exchange rates and others		(-)2,586		(-)2,186

Ending balance	(Won)	56,830	(Won)	69,055

12. OTHER PROVISION:

Changes in the other provision for the six months ended June 30, 2011, and the year ended December 31, 2010, are as follows (Korean won in millions):

	2011		2010
Beginning balance	(Won)	46,582	(Won)	1,724
Increase		—		729
Decrease		(-)2,091		(-)362
Others (*)		—		44,491

Ending balance	(Won)	44,491	(Won)	46,582

(*)	Claim reserves that is deposited in Escrow bank account relating to the sale of Daewoo international shares had accounted for accounts receivable, and the same amount had reflected as provision.

13. RETIREMENT AND SEVERANCE BENEFITS:

Changes in retirement and severance benefits for the six months ended June 30, 2011, and for the year ended December 31, 2010, are as follows (Korean won in millions):

2011

	Beginning balance		Provision		Payment		Ending balance
Retirement and severance benefits	(Won)	25,302	(Won)	4,570	(Won)	1,445	(Won)	28,427

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

2010

	Beginning balance		Provision		Payment		Ending balance
Retirement and severance benefits	(Won)	20,763	(Won)	6,176	(Won)	1,637	(Won)	25,302

14. SHAREHOLDERS’ EQUITY:

(1) Capital Stock

As of June 30, 2011, the authorized capital and paid-in capital of the Bank are (Won)8,000,000 million and (Won)6,208,755 million, respectively. The Bank’s capital has increased by (Won)1,050,000 million due to the Korea Finance Corporation’s contributions. The Bank does not issue share certificates.

(2) Retained Earnings

1) Legal Reserve

Pursuant to the EXIM Bank Act, the Bank appropriates 20 percent of net earnings for each accounting period as legal reserve until the accumulated reserve equals to its paid-in capital.

2) Voluntary Reserve

The Bank appropriates the remaining balance of net earnings, after the appropriation of legal reserve and declaration of dividends, to voluntary reserve.

15. COMMITMENTS AND CONTINGENCIES:

(1) Details of other commitments as of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions):

	2011		2010
Confirmed acceptances and guarantees	(Won)	40,364,634	(Won)	44,175,907
Unconfirmed acceptances and guarantees		19,727,689		23,972,522
Unused loan commitments		12,400,540		10,835,255
Other commitments		441,285		507,850
Written-off loans		314,645		326,341

	(Won)	73,248,793	(Won)	79,817,875

(2) Litigations

As of June 30, 2011, five lawsuits were filed by the Bank and plaintiff for one pending litigation. The Bank’s management is unable to estimate the impact from these lawsuits and the Bank’s financial position and results of operation do not include the potential impact, if any, from these lawsuits.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

(3) Sale of the Shares of KEB

The Bank sold 30,865,792 shares of KEB to LSF-KEB Holdings, SCA (“LSF”) on October 30, 2003, at (Won)5,400 per share. LSF exercised its call option, which was issued by the Bank in relation to the aforementioned sales transaction, and additionally purchased 49,134,208 shares of KEB at (Won)8,487.50 per share before the prior fiscal year.

In addition to the above transactions, under the mutual agreement between the Bank and LSF, the Bank has the right to ask LSF (Tag) or be asked by LSF (Drag) for selling the Bank’s remaining holding shares of KEB to the counterparty at the same condition of LSF’s sale.

The Bank had used its “Tag Along” rights on its shares of KEB in July 22, 2011. Hence, the Bank will proceed to conclude a sales and purchase agreement with Hana Financial Group of its 40,314,387 shares of KEB (percentage of ownership 6.25%).

(4) Global Medium-Term Note Program (“GMTN”) and Commercial Paper (CP) programs

The Bank established a USD 15 billion GMTN on November 6, 1997, and USD 4 billion and USD 2 billion CP programs on May 14, 1997 and May 16, 1997, respectively.

16. DERIVATIVE INSTRUMENTS AND HEDGE ACCOUNTING:

Details of derivative transactions for the six months ended June 30, 2011, and for the year ended December 31, 2010, are as follows (Korean won in millions):

2011

	Unsettled notional amount						Valuation gain (loss) - (statement of income)						Fair value (statement of financial position - assets (liabilities))
	Total		Hedging purpose		Hedge accounting purpose		Total		Hedging purpose		Hedge accounting purpose
Currency forwards	(Won)	641,662	(Won)	641,662	(Won)	—	(Won)	8,075 (-)2,999	(Won)	8,075 (-)2,999	(Won)	— —	(Won)	9,067 (-)3,012
Currency swaps		10,970,085		1,403,510		9,566,575		407,595 (-)24,352		17,444 (-)4,155		390,151 (-)20,197		1,028,512 (-)104,339
Interest rate swaps		10,975,086		228,811		10,746,275		95,308 (-)39,792		216 (-)944		95,092 (-)38,848		298,392 (-)367,092

	(Won)	22,586,833	(Won)	2,273,983	(Won)	20,312,850	(Won)	510,978 (-)67,143	(Won)	25,735 (-)8,098	(Won)	485,243 (-)59,045	(Won)	1,335,971 (-)474,443

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

2010

	Unsettled notional amount						Valuation gain (loss) - (statement of income)						Fair value (statement of financial position - assets (liabilities))
	Total		Hedging purpose		Hedge accounting purpose		Total		Hedging purpose		Hedge accounting purpose
Currency forwards	(Won)	720,952	(Won)	720,952	(Won)	—	(Won)	11,470 (-)5,203	(Won)	11,470 (-)5,203	(Won)	— —	(Won)	11,470 (-)5,203
Currency swaps		9,461,112		1,240,476		8,220,636		546,304 (-)175,924		102,514 (-)7,905		443,790 (-)168,019		819,877 (-)213,527
Interest rate swaps		11,522,693		430,076		11,092,617		145,189 (-)151,974		691 (-)9,635		144,498 (-)142,339		263,144 (-)419,749

	(Won)	21,704,757	(Won)	2,391,504	(Won)	19,313,253	(Won)	702,963 (-)333,101	(Won)	114,675 (-)22,743	(Won)	588,288 (-)310,358	(Won)	1,094,491 (-)638,479

The Bank holds derivative instruments to hedge the interest rate and foreign exchange risks derived from its loan, debentures, and borrowing activities. The notional amounts of unsettled derivative contracts and valuation gain or loss for hedge accounting purpose in the above table represent the derivative instruments accounted for using hedge accounting pursuant to the Interpretations on Financial Accounting Standards 53-70 “Accounting for Derivatives.”

Hedged items, for fair value hedge accounting purpose, consist of loans, debentures, and borrowings. The Bank recognized gain of (Won)7,343 million from the hedged item of loans and loss of (Won)38,167 million from the hedged item of debentures, in the non-consolidated statement of income for the six months ended June 30, 2011.

17. INTEREST INCOME AND EXPENSE:

Average balances of the interest-bearing assets and liabilities, and the related interest income and expenses as of and for the six months ended June 30, 2011 and 2010, are as follows (Korean won in millions):

	2011				2010
	Average balance		Interest income / expense		Average balance		Interest income /expense
Interest bearing assets:
Loans	(Won)	1,098,133	(Won)	14,946	(Won)	844,595	(Won)	11,008
Available-for-sale securities		17,293		100		—		—
Due from banks		39,617,177		633,752		37,513,575		624,438

	(Won)	40,732,603	(Won)	648,798	(Won)	38,358,170	(Won)	635,446

Interest bearing liabilities:
Call money	(Won)	664,624	(Won)	5,861	(Won)	540,704	(Won)	4,555
Borrowings		2,824,285		19,026		3,309,997		21,974
Debentures		32,665,038		451,859		29,230,148		413,757

	(Won)	36,153,947	(Won)	476,746	(Won)	33,080,849	(Won)	440,286

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

18. GENERAL AND ADMINISTRATIVE EXPENSE:

Details of general and administrative expense for the six months ended June 30, 2011 and 2010, are as follows (Korean won in millions):

	2011		2010
Financial management expenses:
Salaries and wages	(Won)	36,834	(Won)	32,841
Others		16,948		15,469

		53,782		48,310

Fund management expenses		480		412

Other general and administrative expenses:
Retirement and severance benefits (Note 13)		4,570		3,697
Special retirement		3,849		160
Depreciation (Note 7)		1,565		1,557
Amortization of intangible assets (Note 8)		630		563
Taxes and dues		7,274		2,978

		17,888		8,955

	(Won)	72,150	(Won)	57,677

19. INCOME TAXES:

(1) The components of income tax expense for the six months ended June 30, 2011 and 2010, are as follows (Korean won in millions):

	2011		2010
Income tax	(Won)	69,834	(Won)	28,340
Changes in deferred tax arising from temporary differences		(-)35,037		(-)58,981
Deferred income tax on tax loss carryforwards		—		36,803
Deferred tax effects directly charged to equity		31,168		15,107

Income tax expense	(Won)	65,965	(Won)	21,269

(2) The income tax expense calculated by applying statutory tax rates to the Bank’s income before income taxes for the six months differs from the actual tax expense in the non-consolidated statements of income for the six months ended June 30, 2011 and 2010, for the following reasons:

	2011		2010
Income before income taxes	(Won)	278,892	(Won)	76,007

Income taxes at normal tax rates		67,478		18,432
Adjustment:
Tax-exempt benefits		(-)1,824		(-)1,818
Non-deduction expense		1,298		200
Tax effects of tax rate change		(-)4,073		4,415
Others		3,086		40

Income tax expense	(Won)	65,965	(Won)	21,269

Effective tax rate (%)		23.65		27.98

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

(3) Deferred tax assets have been recognized as the Bank has determined it is probable that future profits will be available against which the Bank can utilize the related benefit.

(4) Changes in significant accumulated temporary differences and tax effects for the six months ended June 30, 2011, and for the year ended December 31, 2010, are as follows (Korean won in millions):

2011

	Beginning balance		Decrease		Increase		Ending balance
Temporary differences:
Loss on fair value hedges	(Won)	91,494	(Won)	91,494	(Won)	148,532	(Won)	148,532
Depreciation		4,493		215		450		4,728
Retirement and severance benefits		20,891		—		2,683		23,574
Allowance for loan losses		656,428		656,428		590,176		590,176
Gain on valuation of equity method accounted investments		(-)40,279		(-)4,467		—		(-)35,812
Loss on valuation of derivatives		401,077		401,077		882,741		882,741
Gain on valuation of derivatives		(-)456,013		(-)456,013		(-)861,528		(-)861,528
Available-for-sale securities (KEB)		(-)118,985		—		—		(-)118,985
Debt-to-equity swap		52,888		—		306		53,194
Allowance for losses on acceptances and guarantees		874,080		874,080		789,514		789,514
Allowance for losses on unused loan commitments		69,055		69,055		56,456		56,456
Others		29,527		13,579		35,274		51,222

Total temporary differences	(Won)	1,584,656	(Won)	1,645,448	(Won)	1,644,604	(Won)	1,583,812

Tax effects of temporary differences							(Won)	361,360
Tax effects of tax loss carryforwards								—
The deferred tax effects that were directly charged to equity								(-)24,606

Deferred income tax assets							(Won)	336,754

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

2010

	Beginning balance		Decrease		Increase		Ending balance
Temporary differences:
Loss on fair value hedges	(Won)	94,882	(Won)	44,054	(Won)	40,666	(Won)	91,494
Depreciation		5,633		—		(-)1,140		4,493
Retirement and severance benefits		24,846		—		(-)3,955		20,891
Allowance for loan losses		470,989		—		185,439		656,428
Gain on valuation of equity method accounted investments		(-)31,398		—		(-)8,881		(-)40,279
Loss on valuation of derivatives		(-)52,884		(-)453,961		—		401,077
Gain on valuation of derivatives		(-)200,254		255,759		—		(-)456,013
Available-for-sale securities (KEB)		(-)118,985		—		—		(-)118,985
Debt-to-equity swap		65,880		12,992		—		52,888
Allowance for losses on acceptances and guarantees		476,523		—		397,557		874,080
Allowance for losses on unused loan commitments		68,195		—		860		69,055
Others		(-)3,647		1,632		34,806		29,527

Total temporary differences	(Won)	799,780	(Won)	(-)139,524	(Won)	645,352	(Won)	1,584,656

Tax effects of temporary differences							(Won)	357,491
Tax effects of tax loss carryforwards								—
The deferred tax effects that were directly charged to equity								(-)55,774

Deferred income tax assets							(Won)	301,717

(5) Deferred tax assets and liabilities that were directly charged or credited to accumulate other comprehensive income as of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions):

	2011			2010
	Temporary differences	Deferred tax assets (liabilities)		Temporary differences	Deferred tax assets (liabilities)
Valuation gain (loss) on available-for-sale securities	(Won)(-)142,680	(Won)	31,391	(Won)(-)197,162	(Won)	43,375
Valuation gain on equity for the equity method accounted investments	1,010		(-)222	1,455		(-)321

	(Won)(-)141,670	(Won)	31,169	(Won)(-)195,707	(Won)	43,054

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

20. ASSETS AND LIABILITIES DENOMINATED IN FOREIGN CURRENCY:

(1) Details of assets denominated in foreign currencies as of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions, USD in thousands):

	2011			2010
	In foreign currency (USD)	In local currency (Korean won)		In foreign currency (USD)	In local currency (Korean won)
Due from banks	$255,699	(Won)	275,669	$38,984	(Won)	44,399
Available-for-sale securities	15,695		16,632	15,334		17,463
Equity method accounted investments	214,586		231,345	206,727		235,441
Call loans	314,237		338,779	1,300,281		1,480,890
Bills bought	1,113,043		1,199,972	761,365		867,119
Loans	27,370,414		29,508,043	26,084,346		29,707,462
Advance for customers	163,674		176,457	37,096		42,249

	$29,447,348	(Won)	31,746,897	$28,444,133	(Won)	32,395,023

(2) Details of liabilities denominated in foreign currencies as of June 30, 2011 and December 31, 2010, are as follows (Korean won in millions, USD in thousands):

	2011			2010
	In foreign currency (USD)	In local currency (Korean won)		In foreign currency (USD)	In local currency (Korean won)
Call money	$400,000	(Won)	431,240	$690,000	(Won)	785,841
Borrowings	3,216,983		3,468,229	3,077,679		3,505,169
Debentures	24,814,190		26,752,178	23,165,832		26,383,566

	$28,431,173	(Won)	30,651,647	$26,933,511	(Won)	30,674,576

Foreign currencies other than U.S. dollar are translated into U.S. dollar equivalent amounts at the exchange rates published by Seoul Money Brokerage Services, Ltd. (see Note 2).

21. COMPREHENSIVE INCOME:

Comprehensive income for the six months ended June 30, 2011 and 2010, were as follows (Korean won in millions):

	2011		2010
Net income	(Won)	212,927	(Won)	54,738
Change in fair value of available-for-sale securities, net of tax effect of (Won)43,375		(-)111,291		(-)53,758
Change in capital by equity method accounted investments, net of tax effect of (Won)(-)321		788		199

Comprehensive income	(Won)	102,424	(Won)	1,179

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

22. TRANSACTIONS AND BALANCES WITH RELATED PARTIES:

(1) The Bank has related parties as of June 30, 2011 and December 31, 2010, as follows (Korean won in millions).

			Capital
	No. of shares	Ownership (%)	2011		2010
KEXIM Bank UK Limited	20,000,000	100.00	(Won)	34,656	(Won)	35,154
KEXIM Vietnam Leasing Co. (*)	—	100.00		14,015		14,806
PT. KOEXIM Mandiri Finance	442	85.00		6,505		6,583
KEXIM Asia Limited	30,000,000	100.00		32,343		34,167
CGIF (*)	—	14.00		107,810		113,890

(*)	This entity does not issue share certificates.

(2) Significant balances and transactions with the related parties as of and for the six months ended June 30, 2011, are as follows (Korean won in millions):

Assets

	Loans in foreign currencies		Call loans		Total
KEXIM Bank UK Limited	(Won)	84,631	(Won)	9,959	(Won)	94,590
KEXIM Vietnam Leasing Co.		145,544		—		145,544
PT. KOEXIM Mandiri Finance		87,326		—		87,326
KEXIM Asia Limited		210,230		20,883		231,113

	(Won)	527,731	(Won)	30,842	(Won)	558,573

Liabilities

	Borrowing in foreign currencies		Debentures in foreign currencies		Total
KEXIM Bank UK Limited	(Won)	—	(Won)	5,391	(Won)	5,391

Transactions

	Interest income		Interest expenses		Commission income
KEXIM Bank UK Limited	(Won)	945	(Won)	139	(Won)	—
KEXIM Vietnam Leasing Co.		357		—		1
PT. KOEXIM Mandiri Finance		605		—		—
KEXIM Asia Limited		473		—		39

	(Won)	2,380	(Won)	139	(Won)	40

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

(3) Significant balances and transactions with the related parties as of and for the year ended December 31, 2010, are as follows (Korean won in millions):

Assets

	Loans in foreign currencies		Call loans		Total
KEXIM Bank UK Limited	(Won)	187,919	(Won)	3,784	(Won)	191,703
KEXIM Vietnam Leasing Co.		82,001		—		82,001
PT. KOEXIM Mandiri Finance		138,946		—		138,946
KEXIM Asia Limited		74,029		22,289		96,318

	(Won)	482,895	(Won)	26,073	(Won)	508,968

Liabilities

	Borrowing in foreign currencies		Debentures in foreign currencies		Total
KEXIM Bank UK Limited	(Won)	—	(Won)	5,695	(Won)	5,695

Transactions

	Interest income		Interest expenses		Commission income
KEXIM Bank UK Limited	(Won)	831	(Won)	155	(Won)	—
KEXIM Vietnam Leasing Co.		287		—		2
PT. KOEXIM Mandiri Finance		515		—		—
KEXIM Asia Limited		643		—		17

	(Won)	2,276	(Won)	155	(Won)	19

23. NON-CONSOLIDATED STATEMENTS OF CASH FLOWS:

(1) Due from banks in the non-consolidated statements of cash flows as of June 30, 2011 and 2010, are as follows (Korean won in millions):

	2011		2010
Due from banks in local currency	(Won)	635,138	(Won)	803,099
Due from banks in foreign currencies		275,669		83,578

	(Won)	910,807	(Won)	886,677

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

(2) Significant transactions not involving cash inflows or outflows for the six months ended June 30, 2011 and 2010, were as follows (Korean won in millions):

	2011		2010
Change in gain on valuation of available-for-sale securities	(Won)	111,291	(Won)	53,758
Change in capital by equity method accounted investments		(-)788		(-)199
Debt-to-equity swap		1,000,000		—

24. EMPLOYEE WELFARE:

The Bank provides employee welfare programs, including housing loans, cafeteria, scholarship, medical insurance, workers’ compensation, and gymnasium and recreational facilities. The Bank’s expenses on the employee welfare programs for the six months ended June 30, 2011 and 2010, were as follows (Korean won in millions):

	2011		2010
Meal expenses	(Won)	15	(Won)	55
Medical expenses		37		27
Fringe benefits		2,824		2,981
Healthcare expenses		95		114

	(Won)	2,971	(Won)	3,177

25. VALUE-ADDED INFORMATION:

Details of accounts included in the computation of value added for the six months ended June 30, 2011 and 2010, are as follows (Korean won in millions):

	2011		2010
Salaries and wages	(Won)	36,834	(Won)	32,841
Rent		256		242
Depreciation		1,565		1,557
Amortization of intangible assets		630		563
Taxes and dues		7,274		2,978

	(Won)	46,559	(Won)	38,181

26. PLANNING AND ADOPTION OF K-IFRS:

The Bank plans to issue financial statements prepared in accordance with Korean International Financial Reporting Standards (“K-IFRS”) in the future. The Bank has been outsourced to an external advisors in April 2011 to proceed the analysis of major changes in accounting policies and to set up the new K-IFRS system. The areas of accounting under the current financial statements for which the application of K-IFRS is expected to give rise to significant differences include loss provisions, financial instruments, tangible assets, intangible assets, and employee benefits, among others.

THE REPUBLIC OF KOREA

Government and Politics

Relations with North Korea

Since the death of Kim Jong-il, the former North Korean ruler, in mid-December 2011, there has been increased uncertainty with respect to the future of North Korea’s political leadership and concern regarding its implications for political and economic stability in the region. Although before his death, Kim Jong-il designated his third son, Kim Jong-eun, as his successor and also named him as the vice chairman of the Central Military Commission and a general of the North Korean army, the eventual outcome of such leadership transition remains uncertain. Furthermore, as only limited information is available outside of North Korea about Kim Jong-eun, who is reported to be in his late twenties, and it is unclear which individuals or factions, if any, will share political power with Kim Jong-eun or assume the leadership if the transition is not successful, there is significant uncertainty regarding the policies, actions and initiatives that North Korea might pursue in the future.

There can be no assurance that the level of tension on the Korean peninsula will not escalate in the future. Any further increase in tensions, which may occur, for example, if North Korea experiences a leadership crisis, high-level contacts between Korea and North Korea break down or military hostilities occur, could have a material adverse effect on the Korean economy and/or the economies of other countries in Asia, in general, and on our business, financial condition and results of operations and the price of any series of the Notes, including a downgrade in the credit rating of the Republic, us or any series of the Notes.

The Economy

Current Worldwide Economic and Financial Difficulties

The global financial markets have experienced significant volatility in recent months as a result of, among other things, the downgrading by Standard & Poor’s Rating Services of the long-term sovereign credit rating of the United States to “AA+” from “AAA” in August 2011, as well as the continuing financial difficulties and resulting ratings downgrades experienced by the governments of Greece and other countries in Europe. Any future deterioration of the global economy could adversely affect the Korean economy and financial markets and our financial condition and results of operations.

There have been increased volatility and substantial declines in the Korea Composite Stock Index recently, due to adverse global financial and economic conditions. See “—The Financial System—Securities Markets”. There is no guarantee that the stock prices of Korean companies will not decline again in the future. Future declines in the index and large amounts of sales of Korean securities by foreign investors and subsequent repatriation of the proceeds of such sales may continue to adversely affect the value of the Won, the foreign currency reserves held by financial institutions in Korea, and the ability of Korean companies and banks (including us) to raise capital.

Gross Domestic Product

Based on preliminary data, GDP growth in the first half of 2011 was 3.8% at chained 2005 year prices, as aggregate private and general government consumption expenditures increased by 2.6% and exports of goods and services increased by 13.0%, which more than offset a 1.6% decrease in gross domestic fixed capital formation, each compared with the corresponding period of 2010. Based on preliminary data, GDP growth in the third quarter of 2011 was 3.5% at chained 2005 year prices, as aggregate private and general government consumption expenditures increased by 2.3% and exports of goods and services increased by 9.6%, which more than offset a 2.0% decrease in gross domestic fixed capital formation, each compared with the corresponding period of 2010.

Prices, Wages and Employment

The inflation rate, on an annualized basis, was 4.5% in the first quarter of 2011, 4.2% in the second quarter of 2011 and 4.8% in the third quarter of 2011. The unemployment rate was 4.2% in the first quarter of 2011, 3.4% in the second quarter of 2011 and 3.1% in the third quarter of 2011.

The Financial System

Securities Markets

The Korea Composite Stock Price Index was 2,100.7 on June 30, 2011, 2,133.2 on July 29, 2011, 1,880.1 on August 31, 2011, 1,769.7 on September 30, 2011, 1,909.0 on October 31, 2011, 1,847.5 on November 30, 2011, 1,825.7 on December 31, 2011 and 1,875.4 on January 3, 2012.

Monetary Policy

Foreign Exchange

The market average exchange rate between the Won and the U.S. Dollar (in Won per one U.S. Dollar) as announced by the Seoul Money Brokerage Service Ltd. was Won 1,078.1 to US$1.00 on June 30, 2011, Won 1,052.6 to US$1.00 on July 29, 2011, Won 1,071.7 to US$1.00 on August 31, 2011, Won 1,179.5 to US$1.00 on September 30, 2011, Won 1,104.5 to US$1.00 on October 31, 2011, Won 1,150.3 to US$1.00 on November 30, 2011, Won 1,153.3 to US$1.00 on December 31, 2011 and Won 1,155.5 to US$1.00 on January 3, 2012.

Balance of Payments and Foreign Trade

Balance of Payments

Based on preliminary data, the Republic recorded a current account surplus of approximately US$24.2 billion in the first eleven months of 2011. The current account surplus in the first eleven months of 2011 decreased from the current account surplus of US$28.4 billion in the corresponding period of 2010, primarily due to a decrease in surplus from the goods account which more than offset a decrease in deficit from the service account.

Trade Balance

Based on preliminary data, the Republic recorded a trade surplus of US$29.3 billion in the first eleven months of 2011. Exports increased by 20.3% to US$508.1 billion and imports increased by 24.3% to US$478.8 billion from US$422.2 billion of exports and US$385.2 billion of imports, respectively, in the corresponding period of 2010.

Foreign Currency Reserves

The amount of the Government’s foreign currency reserves was US$308.6 billion as of November 30, 2011.

DESCRIPTION OF THE NOTES

The following is a description of some of the terms of the Notes we are offering. Since it is only a summary, we urge you to read the fiscal agency agreement described below and the form of global note before deciding whether to invest in the Notes. We have filed a copy of these documents with the U.S. Securities and Exchange Commission as exhibits to the registration statement no. 333-172648.

The general terms of our Notes are described in the accompanying prospectus. The description in this prospectus supplement further adds to that description or, to the extent inconsistent with that description, replaces it.

Governed by Fiscal Agency Agreement

We will issue the Notes under the fiscal agency agreement, dated as of August 1, 1991, between us and The Bank of New York Mellon (formerly known as The Bank of New York) (as successor to JPMorgan Chase Bank, N.A.), as fiscal agent, as amended or supplemented from time to time (the “Fiscal Agency Agreement”). The fiscal agent will maintain a register for the Notes.

Payment of Principal and Interest

The 2017 Notes are initially limited to US$1,250,000,000 aggregate principal amount and the 2022 Notes are initially limited to US$1,000,000,000 aggregate principal amount. The 2017 Notes will mature on January 11, 2017 (the “2017 Maturity Date”) and the 2022 Notes will mature on April 11, 2022 (the “2022 Maturity Date”, and together with the 2017 Maturity Date, the “Maturity Dates”). The 2017 Notes will bear interest at the rate of 4% per annum, payable semi-annually in arrears on January 11 and July 11 of each year (the “2017 Notes Interest Payment Date”), and the first interest payment on the 2017 Notes will be made on July 11, 2012 in respect of the period from (and including) January 11, 2012 to (but excluding) July 11, 2012. The 2022 Notes will bear interest at the rate of 5% per annum, payable semi-annually in arrears on April 11 and October 11 of each year (the “2022 Notes Interest Payment Date”, and together with the 2017 Notes Interest Payment Date, the “Interest Payment Dates”), except that the first interest payment on the 2022 Notes will be made on April 11, 2012 in respect of the period from (and including) January 11, 2012 to (but excluding) April 11, 2012. Interest on the Notes will accrue from January 11, 2012. If any Interest Payment Date or any Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on the Interest Payment Date or the Maturity Date (as the case may be), and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

We will pay interest to the person who is registered as the owner of a Note at the close of business on the fifteenth day (whether or not a business day) preceding an Interest Payment Date for such Note. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will make principal and interest payments on the Notes in immediately available funds in U.S. dollars.

Denomination

The Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof.

Redemption

We may not redeem the Notes prior to maturity. At maturity, we will redeem the Notes at par.

Form and Registration

We will issue each series of Notes in the form of one or more fully registered global notes, registered in the name of a nominee of and deposited with the custodian for DTC. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”) if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream.”

The fiscal agent will not charge you any fees for the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, we will appoint and maintain a paying and transfer agent in Singapore, where the certificates representing Notes may be presented or surrendered for payment or redemption (if required), in the event that we issue the Notes in definitive form in the limited circumstances set forth in the accompanying prospectus. In addition, an announcement of such issue will be made through the SGX-ST. Such announcement will include all material information with respect to the delivery of the definitive Notes, including details of the paying and transfer agent in Singapore.

Further Issues

We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as either series of the Notes in all respects so that such further issue shall be consolidated and form a single series with the relevant series of Notes. We will not issue any such additional debt securities unless such additional securities have no more than a de minimis amount of original issue discount or such issuance would constitute a “qualified reopening” for U.S. federal income tax purposes.

Notices

While the Notes are represented by the global note deposited with the custodian for DTC, notices to holders may be given by delivery to DTC, and such notices will be deemed to be given on the date of delivery to DTC. The fiscal agent may also mail notices by first-class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the fiscal agent maintains. The fiscal agent will only mail these notices to the registered holder of the Notes. You will not receive notices regarding the Notes directly from us unless we reissue the Notes to you in fully certificated form.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

CLEARANCE AND SETTLEMENT

We have obtained the information in this section from sources we believe to be reliable, including DTC, Euroclear and Clearstream. We accept responsibility only for accurately extracting information from such sources. DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither we nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures. Nor will we or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers Inc.

Euroclear and Clearstream

Like DTC, Euroclear and Clearstream hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Participants in Euroclear and Clearstream are financial institutions such as underwriters, securities brokers and dealers, banks and trust companies. Some of the underwriters participating in this offering are participants in Euroclear or Clearstream. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream participant.

Ownership of Notes through DTC, Euroclear and Clearstream

We will issue each series of the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the Notes. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may also hold your beneficial interests in the Notes through Euroclear or Clearstream, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold their participants’ beneficial interests in the global notes in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream in turn will hold such interests in their customers’ securities accounts with DTC.

We and the fiscal agent generally will treat the registered holder of the Notes, initially Cede & Co., as the absolute owner of the Notes for all purposes. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the global notes, you must rely on the procedures of the institutions through which you hold your interests in the Notes, including DTC, Euroclear, Clearstream and their respective participants, to exercise any of the rights granted to holders of Notes. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of the global notes, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action. The participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants, or persons holding beneficial interests in the Notes through such participants, to exercise any rights of a holder or take any actions that a holder is entitled to take under the fiscal agency agreement or the Notes. Euroclear’s or Clearstream’s ability to take actions as holder under the Notes or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream will take such actions only in accordance with their respective rules and procedures.

Transfers Within and Between DTC, Euroclear and Clearstream

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the Notes among themselves in the ordinary way according to DTC rules. Participants will pay for such transfers by wire transfer. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Trading Between Euroclear and/or Clearstream Participants

Participants in Euroclear and Clearstream will transfer interests in the Notes among themselves according to the rules and operating procedures of Euroclear and Clearstream.

Trading Between a DTC Seller and a Euroclear or Clearstream Purchaser

When the Notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream participant, the purchaser must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to receive the Notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the Notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the Notes to Euroclear or Clearstream, Euroclear or Clearstream will credit the Notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream will need to make funds available to Euroclear or Clearstream to pay for the Notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream until the Notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream to draw on the line of credit to finance settlement for the Notes. Under this procedure, Euroclear or Clearstream would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the Notes were credited to the participant’s account. However, interest on the Notes would accrue from the value date. Therefore, in many cases the interest income on Notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the Notes can use its usual procedures for transferring global securities to the depositories of Euroclear or Clearstream for the benefit of Euroclear or Clearstream participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Finally, day traders who use Euroclear or Clearstream and who purchase Notes from DTC participants for credit to Euroclear participants or Clearstream participants should note that these trades will automatically fail unless one of three steps is taken:

•

borrowing through Euroclear or Clearstream for one day, until the purchase side of the day trade is reflected in the day trader’s Euroclear or Clearstream account, in accordance with the clearing system’s customary procedures;

•

borrowing the Notes in the United States from DTC participants no later than one day prior to settlement, which would allow sufficient time for the Notes to be reflected in the Euroclear or Clearstream account in order to settle the sale side of the trade; or

•

staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream participant.

Trading Between a Euroclear or Clearstream Seller and a DTC Purchaser

Due to time-zone differences in their favor, Euroclear and Clearstream participants can use their usual procedures to transfer Notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to credit the Notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream participant selling the Notes has a line of credit with Euroclear or Clearstream and elects to be in debit for the Notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that period.

Settlement in other currencies between DTC and Euroclear and Clearstream is possible using free-of-payment transfers to move the Notes, but funds movement will take place separately.

TAXATION

Korean Taxation

Tax on Interest Payments

Interest on “foreign currency denominated bonds” paid to non-residents is exempt from income tax and corporation tax (whether payable by withholding or otherwise) pursuant to the Special Tax Treatment Control Law (the “STTCL”). The term “foreign currency denominated bonds” in this context is not defined under the STTCL. Although there is no Korean court precedent directly on point and therefore, the courts and the tax authorities may take a different view, in the opinion of Shin & Kim, our Korean counsel, the Notes qualify as “foreign currency denominated bonds” under the STTCL, and the interest payable under the Notes (as provided for in the terms and conditions of the Notes, subject to adjustment of original issue discount or premium, if any) to you will be exempt from Korean income tax and corporation tax (whether payable by withholding or otherwise) by virtue of Article 21(1)(i) of the STTCL¸ provided that such interest is not paid to such non-resident’s permanent establishment in Korea, if any.

If not exempt under the STTCL, the rate of income tax or corporation tax applicable to the interest on the Notes, for you, is currently 14%. In addition, a tax surcharge, called a local income surtax, is imposed at the rate of 10% of the income or corporation tax (raising the total tax rate to 15.4%).

The tax rates may be reduced by applicable tax treaty, convention or agreement between Korea and the country of the recipient of the interest. The relevant tax treaties are discussed under “Taxation—Korean Taxation—Tax Treaties” in the accompanying prospectus.

Tax on Capital Gains

You will not be subject to any Korean income or withholding taxes in connection with the sale, exchange or other disposition of the Notes, provided that the disposition does not involve a transfer of the Notes to a resident of Korea (or the Korean permanent establishment of a non-resident). In addition, the STTCL exempts you from Korean taxation on any capital gains that you earn from the transfer of the Notes outside of Korea. If you sell or otherwise dispose of the Notes to a Korean resident or such disposition or sale is made within Korea, any gain realized on the transaction will be taxable at ordinary Korean withholding tax rates at the lower of 22% (including local income surtax) of net gain (subject to the production of satisfactory evidence of the acquisition costs and certain direct transaction costs) or 11% (including local income surtax) of gross sale proceeds with respect to transactions, unless an exemption is available under an applicable income tax treaty. For example, if you are a resident of the United States for the purposes of the income tax treaty currently in force between Korea and the United States, you are generally entitled to an exemption from Korean taxation in respect of any gain realized on a disposition of the Notes, regardless of whether the disposition is to a Korean resident. For more information regarding tax treaties, see “Taxation—Korean Taxation—Tax Treaties” in the accompanying prospectus.

With respect to computing the above-mentioned 22% withholding taxes on net gain, please note that there is no provision under relevant Korean law for offsetting gains and losses or otherwise aggregating transactions for the purpose of computing the net gain attributable to sales of the Notes. The purchaser of the Notes or, in the case of the sale of the Notes through a securities company in Korea, the securities company through which such sale is effected, is required under Korean law to withhold the applicable amount of Korean tax and make payment thereof to the relevant Korean tax authority. Unless you, as the seller, can claim the benefit of an exemption or a reduced rate of tax under an applicable tax treaty or in the absence of producing satisfactory evidence of your acquisition cost and certain direct transaction cost in relation to the Notes being sold, the purchaser or the securities company, as applicable, must withhold an amount equal to 11% of the gross sale proceeds. Any withheld tax must be paid no later than the tenth day of the month following the month in which the payment for the purchase of the relevant Notes occurred. Failure to timely transmit the withheld tax to the Korean tax authorities technically subjects the purchaser or the securities company to penalties under Korean tax laws.

United States Tax Considerations

Stated interest on the Notes will be treated as qualified stated interest for U.S. federal income tax purposes. Under certain circumstances as described under “Taxation—Korean Taxation” in this prospectus supplement and the accompanying prospectus, a U.S. holder may be subject to Korean withholding tax upon the sale or other disposition of Notes. A U.S. holder eligible for benefits of the Korea-U.S. tax treaty, which exempts capital gains from tax in Korea, would not be eligible to credit against its U.S. federal income tax liability any such Korean tax withheld. U.S. holders should consult their own tax advisers with respect to their eligibility for benefits under the Korea-U.S. tax treaty and, in the case of U.S. holders that are not eligible for treaty benefits, their ability to credit any Korean tax withheld upon sale of the Notes against their U.S. federal income tax liability. For a discussion of additional U.S. federal income tax considerations that may be relevant to you if you invest in the Notes and are a U.S. holder, see “Taxation—United States Tax Considerations” in the accompanying prospectus.

Individual U.S. holders should note that under current law, net long-term capital gains that are recognized during taxable years beginning after December 31, 2012 should remain eligible for a preferred rate of taxation. However, such rate is scheduled to increase from the present 15% maximum U.S. federal income tax rate for net long-term capital gains that is in effect for taxable years beginning on or before December 31, 2012.

UNDERWRITING

Relationship with the Underwriters

We and the underwriters named below (the “Underwriters”) have entered into a Terms Agreement dated January 4, 2012 (the “2017 Notes Terms Agreement”) with respect to the 2017 Notes relating to the Underwriting Agreement—Standard Terms (together with the 2017 Notes Terms Agreement, the “2017 Notes Underwriting Agreement”) filed as an exhibit to the registration statement and a Terms Agreement dated January 4, 2012 (the “2022 Notes Terms Agreement”) with respect to the 2022 Notes relating to the Underwriting Agreement—Standard Terms (together with the 2022 Notes Terms Agreement, the “2022 Notes Underwriting Agreement”, and the 2022 Notes Underwriting Agreement together with the 2017 Notes Underwriting Agreement, the “Underwriting Agreements”) filed as an exhibit to the registration statement. BNP Paribas Securities Corp., Citigroup Global Markets Inc., Deutsche Bank AG, Singapore Branch, The Hongkong and Shanghai Banking Corporation Limited, Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Royal Bank of Scotland plc, Daewoo Securities Co., Ltd. and U.S. Bancorp Investments, Inc. are acting as representatives of the Underwriters. Subject to the terms and conditions set forth in the Underwriting Agreements, we have agreed to sell to each of the Underwriters, severally, and each of the Underwriters has severally agreed to purchase, the following principal amount of the Notes set out opposite its name below:

Name of the Underwriters	Principal Amount of the 2017 Notes		Principal Amount of the 2022 Notes
BNP Paribas Securities Corp.	US$	200,000,000	US$	160,000,000
Citigroup Global Markets Inc.		200,000,000		160,000,000
Deutsche Bank AG, Singapore Branch		200,000,000		160,000,000
The Hongkong and Shanghai Banking Corporation Limited		200,000,000		160,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated		200,000,000		160,000,000
The Royal Bank of Scotland plc		200,000,000		160,000,000
Daewoo Securities Co., Ltd.		24,405,000		20,952,000
U.S. Bancorp Investments, Inc.		25,595,000		19,048,000

Total	US$	1,250,000,000	US$	1,000,000,000

Under the terms and conditions of the Underwriting Agreements, if the Underwriters take any Notes of a series, then the Underwriters are obligated to take and pay for all of the Notes of such series.

The Underwriters initially propose to offer the Notes directly to the public at the offering prices described on the cover page. After the initial offering of the Notes, the Underwriters may from time to time vary the offering price and other selling terms.

The Notes are a new class of securities with no established trading market. We have applied to the SGX-ST for the listing and quotation of the Notes. The Underwriters have advised us that they intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market making activities with respect to the Notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of any trading market for the Notes.

We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriters may be required to make in respect of any such liabilities.

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “2017 Notes Stabilizing Manager”) or any person acting on its behalf, on behalf of the Underwriters, may purchase and sell 2017 Notes in the open market. Citigroup Global Markets Inc. (the “2022 Notes Stabilizing Manager”, and together with the 2017 Notes Stabilizing Manager, the “Stabilizing Managers”) or any person acting on its behalf, on behalf of the Underwriters, may purchase and sell 2022 Notes in the open market. These transactions may include over-allotment, covering transactions and stabilizing transactions. Over-allotment involves sales of Notes in excess of the principal amount of Notes to be purchased by the Underwriters in this offering, which creates a short position for the Underwriters. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Stabilizing Managers may conduct these transactions in the over-the-counter market or otherwise. If the Stabilizing Managers commence any of these transactions, it may discontinue them at any time, and must discontinue them after a limited period.

The amount of net proceeds from our 2017 Notes is US$1,243,837,500 after deducting underwriting discounts but not estimated expenses. Expenses associated with the 2017 Notes offering are estimated to be US$200,000. The Underwriters have agreed to pay certain of our expenses incurred in connection with the offering of the 2017 Notes.

The amount of net proceeds from our 2022 Notes is US$993,270,000 after deducting underwriting discounts but not estimated expenses. Expenses associated with the 2022 Notes offering are estimated to be US$200,000. The Underwriters have agreed to pay certain of our expenses incurred in connection with the offering of the 2022 Notes.

The Underwriters and certain of their affiliates may have performed certain commercial banking, investment banking and advisory services for us and/or our affiliates from time to time for which they have received customary fees and expenses and may, from time to time, engage in transactions with and perform services for us and/or our affiliates in the ordinary course of their business.

The Underwriters or certain of their affiliates may purchase Notes and be allocated Notes for asset management and/or proprietary purposes but not with a view to distribution. The Underwriters or their respective affiliates may purchase Notes for its or their own account and enter into transactions, including credit derivatives, such as asset swaps, repackaging and credit default swaps relating to Notes and/or other securities of us or our subsidiaries or affiliates at the same time as the offer and sale of Notes or in secondary market transactions. Such transactions would be carried out as bilateral trades with selected counterparties and separately from any existing sale or resale of Notes to which this prospectus supplement relates (notwithstanding that such selected counterparties may also be purchasers of Notes).

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about January 11, 2012, which we expect will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-l promulgated under the Securities Exchange Act of 1934, as amended, U.S. purchasers are generally required to settle trades in the secondary market in three business days, unless they and the other parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade in the Notes on the date of this prospectus supplement or the next succeeding business day, because the Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement. Purchasers in other countries should consult with their own advisors.

Foreign Selling Restrictions

Each Underwriter has agreed to the following selling restrictions in connection with the offering with respect to the following jurisdictions:

Korea

Each Underwriter has severally represented and agreed that (i) it has not offered, sold or delivered and will not offer, sell or deliver, directly or indirectly, any Notes in Korea or to, or for the account or benefit of, any resident of Korea, except as permitted by applicable Korean laws and regulations; and (ii) any securities dealer to whom it sells Notes will agree that it will not offer any Notes, directly or indirectly, in Korea or to any resident of Korea, except as permitted by applicable Korean laws and regulations, or to any dealer who does not so represent and agree.

United Kingdom

Each Underwriter has severally represented and agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any of the Notes in circumstances in which section 21(1) of the FSMA does not apply to us; and (ii) it has complied, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes, from or otherwise involving the United Kingdom.

Japan

Each Underwriter has severally represented and agreed that the Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended); it will not offer or sell, directly or indirectly, any of the Notes in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and (ii) in compliance with the other relevant laws and regulations of Japan.

Hong Kong

Each Underwriter has severally represented and agreed that:

•

it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

•

it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Singapore

Each Underwriter has severally represented and agreed that this prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”).

Accordingly, each Underwriter severally represents, warrants and agrees that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

(1) to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA; or (in the case of such corporation) where the transfer arises from an offer referred to in Section 276(3)(i)(B) of the SFA, or (in the case of such trust), where the transfer arises from an offer referred to in Section 276(4)(i)(B) of the SFA;

(2) where no consideration is or will be given for the transfer;

(3) where the transfer occurs by operation of law; or

(4) pursuant to Section 276(7) of the SFA.

LEGAL MATTERS

The validity of the Notes is being passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and by Shin & Kim, Seoul, Korea. Certain legal matters will also be passed upon for the Underwriters by Davis Polk & Wardwell LLP, New York, New York. In giving their opinions, Cleary Gottlieb Steen & Hamilton LLP and Davis Polk & Wardwell LLP may rely as to matters of Korean law upon the opinion of Shin & Kim.

OFFICIAL STATEMENTS AND DOCUMENTS

Our Chairman and President, in his official capacity, has supplied the information set forth in this prospectus supplement under “Recent Developments—The Export-Import Bank of Korea.” Such information is stated on his authority. The documents identified in the portion of this prospectus supplement captioned “Recent Developments—The Republic of Korea” as the sources of financial or statistical data are derived from official public documents of the Republic and of its agencies and instrumentalities.

GENERAL INFORMATION

We were established in 1976 as a special governmental financial institution pursuant to the Export-Import Bank of Korea Act, as amended. Our corporate registry number is 11235-0000158. Our authorized share capital is (Won)8,000 billion. As of December 31, 2011, our paid-in capital was (Won)6,259 billion.

Our board of directors can be reached at the address of our registered office: c/o 16-1, Youido-dong, Youngdeungpo-gu, Seoul 150-996, The Republic of Korea.

The issue of the Notes has been authorized by our Chairman and President on January 2, 2012. On January 2, 2012, we filed our report on the proposed issuance of the Notes with the Ministry of Strategy and Finance of Korea.

The registration statement with respect to us and the Notes has been filed with the Securities and Exchange Commission in Washington, D.C. under the Securities Act of 1933, as amended. Additional information concerning us and the Notes is contained in the registration statement and post-effective amendments to such registration statement, including their various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1580, 100 F Street N.E., Washington, D.C. 20549, United States.

The Notes have been accepted for clearance through DTC, Euroclear and Clearstream:

	CUSIP	ISIN	Common Code
2017 Notes	302154 BD0	US302154BD08	072972449
2022 Notes	302154 BC2	US302154BC25	072934687

HEAD OFFICE OF THE BANK

16-1, Youido-dong,

Youngdeungpo-gu

Seoul 150-996

Korea

FISCAL AGENT AND PRINCIPAL PAYING AGENT

The Bank of New York Mellon

Global Finance Americas

101 Barclay St, 4E

New York, NY 10286

LEGAL ADVISORS TO THE BANK

as to Korean law	as to U.S. law

Shin & Kim	Cleary Gottlieb Steen & Hamilton LLP
Ace Tower 4th Floor 1-1/0 Soonhwa-dong Chung-ku Seoul 100-712 Korea	c/o 39th Floor Bank of China Tower One Garden Road Hong Kong

LEGAL ADVISOR TO THE UNDERWRITERS

as to U.S. law

Davis Polk & Wardwell LLP

c/o 18th Floor

The Hong Kong Club Building

3A Chater Road

Hong Kong

AUDITOR OF THE BANK

KPMG Samjong Accounting Corp.

10th Floor, Gangnam Finance Center

737 Yeoksam-dong

Gangnam-gu, Seoul

Korea

SINGAPORE LISTING AGENT

Shook Lin & Bok LLP

1 Robinson Road

#18-00 AIA Tower

Singapore 048542